As filed with the Securities and Exchange Commission on July 2, 1999

                           Registration No. 333-64177

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549
                       Post-Effective Amendment No. 1 to
                                   Form SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        INTERVEST BANCSHARES CORPORATION
                 (Name of Small Business Issuer in Its charter)

        Delaware                             6060                13-3699013
        --------                             ----                ----------
  (State or Jurisdiction of     (Primary Standard Industrial  (IRS Employer
incorporation or Organization)  Classification Code Number)  Identification No.)

10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903, (212) 218-2800
--------------------------------------------------------------------------------
         (Address and Telephone Number of Principal Executive Offices)

        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903
        ----------------------------------------------------------------
                    (Address of Principal Place of Business)

                      Lawrence G. Bergman, Vice President
                        Intervest Bancshares Corporation
                       10 Rockefeller Plaza (Suite 1015)
                         New York, New York 10020-1903
                         -----------------------------
           (Name, Address and Telephone Number of Agent For Service)

                               -----------------

                                with copies to:
                            Thomas E. Willett, Esq.
                             Harris Beach & Wilcox
                              130 East Main Street
                           Rochester, New York 14604

    Approximate Date of Proposed Sale to the Public: As soon as practicable.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [x] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].
-------------------

As permitted by Rule 429(a) of the Securities Act, the Prospectus included herein also relates to: a Registration Statement on Form SB-2 (No. 333-5013) with respect to 608,696 shares of Class A Common Stock issuable upon conversion of debentures; a Registration Statement on Form SB-2 (No. 333-82246) with respect to 675,000 Warrants and 675,000 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-3522) with respect to 613,500 Warrants and 613,500 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-26583) with respect to 240,165 Warrants, 240,165 shares of Class A Common Stock and 150,000 shares of Class B Common Stock; and a Registration Statement on Form SB-2 (No. 333-33419) related to 965,683 Warrants and 965,683 shares of Class A Common Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a) may determine.

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED JULY 2, 1999


PROSPECTUS
                        INTERVEST BANCSHARES CORPORATION
     (A Bank Holding Company for Intervest Bank and Intervest National Bank)

         This prospectus covers shares of our Class A Common Stock and Class B Common Stock that we may issue whenever someone exercises warrants that we previously issued. We have issued warrants which entitle the holders to purchase up to 2,554,468 shares of Class A Common Stock and up to 195,000 shares of Class B Common Stock. This prospectus also covers shares of Class A Common Stock that we may issue upon conversion of debentures. We have issued convertible debentures, which allow the holders to currently convert them into up to 749,034 shares of our Class A Common Stock.

         Our Class A Common Stock is listed on the NASDAQ SmallCap Market under the symbol "IBCA."

         Please see "Risk Factors" beginning on page 6 to read about certain factors you should consider.

                                -----------------

 THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                              Underwriting
                                              Discounts and     Proceeds to
                            Price to Public   Commissions(1)    Company(2)
--------------------------------------------------------------------------------
Per Share(2)                     (3)              $0                (3)
--------------------------------------------------------------------------------
Per Warrant(2)(4)                 --              $0                --
--------------------------------------------------------------------------------
Total(2)                   $14,545,754.00         $0          $14,545,754.00
--------------------------------------------------------------------------------

(1) The Company will not use brokers or dealers in connection with this offering.

(2)      Before deducting  expenses  estimated at $40,000.  The Company will not
         receive  any  proceeds  in  connection   with  the  conversion  of  its
         debentures.

(3) Warrants related to 1,471,065 shares of Class A Common Stock are at an exercise price of $6.67 per share; Warrants related to 122,000 shares of Class A Common Stock are at an exercise price of $14.00 per share; and the remaining Class A Warrants are at an exercise price of $10.00 per share. Warrants related to 145,000 shares of Class B Common Stock are at an exercise price of $6.67 per share and Warrants related to 50,000 shares of Class B Common Stock are at an exercise price of $10.00 per share.

(4)     The Company has attributed no value to the Warrants.

        The date of this Prospectus is ___________, 1999

                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act. We also have filed a registration statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is:
"http://www.sec.gov".

         We will furnish annual reports to our shareholders, which contain audited financial statements certified by our independent public accountants. We may distribute unaudited quarterly reports and other interim reports to our shareholders as we deem appropriate.

         We will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to above that have been incorporated into this Prospectus by reference. Written or oral requests for such copies should be directed to: Mr. Lawrence G. Bergman, Intervest Bancshares Corporation, 10 Rockefeller Plaza, New York, New York 10020; (212) 218-2800.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements, including the notes to those statements, appearing elsewhere in this Prospectus.

The Company

         Intervest Bancshares Corporation is a bank holding company (the "Holding Company") incorporated under the laws of the State of Delaware whose subsidiaries are Intervest Bank, a Florida state-chartered bank and Intervest National Bank, a nationally-chartered bank, both of which are members of the Federal Reserve System. The Holding Company currently owns approximately 99% of the issued and outstanding shares of Intervest Bank and 100% of the issued and outstanding shares of Intervest National Bank. As of March 31, 1999, the Company had consolidated assets and deposits of $197.1 million and $166.3 million, respectively, and stockholders' equity of $19.9 million.

         Intervest Bank is a community-oriented, full service, commercial bank serving the Clearwater area of the State of Florida. Intervest National Bank is a newly chartered full-service commercial bank with its office in the borough of Manhattan in New York City. It opened for operations on April 1, 1999. Unless the context otherwise requires, references in this prospectus to the Company include Intervest Bancshares Corporation and its two subsidiaries. Intervest Bank and Intervest National Bank are sometimes referred to as the "Banks."

         The principal business of the Banks is to attract deposits and to loan or invest those deposits on profitable terms. Each bank offers a variety of deposit accounts, which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The lending of the Banks consists primarily of real estate loans, commercial loans and consumer loans. Each of the Banks is one of several providers of funds for such purposes in its market area, and their lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in their market area.

The Offering

Securities Offered...................   2,554,468 shares of Class A Common Stock
                                        and  195,000  shares  of  Class B Common
                                        Stock  issuable  upon  exercise  of  the
                                        Warrants,  and 749,034 shares of Class A
                                        Common  Stock  currently  issuable  upon
                                        conversion    of     Debentures.     See
                                        "Description   of  Capital   Stock"  and
                                        "Description of Debentures."

Shares of Class A Common

Stock currently outstanding..........   2,192,196(1)

Shares of Class A Common

Stock outstanding after
Exercise of Class A Warrants
and conversion of Debentures.........   5,489,590

Shares of Class B Common
Stock currently outstanding..........   305,000

Shares of Class B Common
Stock outstanding after
Exercise of Class B Warrants......... 500,000

Class A Common Stock.................   The  Class A Common  Stock is  listed on
                                        the  NASDAQ  Stock   Market's   SmallCap
                                        Market under the symbol "IBCA."

Use of Proceeds......................   We intend to apply the net  proceeds  of
                                        this 0ffering to our capital for general
                                        corporate   purposes,    including   the
                                        financing   of  the   expansion  of  our
                                        operations   through  the   infusion  of
                                        capital to our subsidiaries. See "Use of Proceeds."


Investment Considerations............   Investors     should     consider    the
                                        information  discussed under the heading
                                        "Risk Factors."

(1) Does not include: (i) 305,000 shares of Class A Common stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock; (ii) 2,554,468 shares of Class A Common Stock issuable upon exercise of Warrants for Class A Common Stock; (iii) 195,000 shares of Class A Common Stock issuable upon conversion of Class B Common Stock issuable upon exercise of Warrants for Class B Common Stock; and (iv) 749,034 shares of Class A Common Stock issuable upon conversion of the Company's Convertible Subordinated Debentures.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (Dollars in thousands, except per share figures)

-----------------------------------------------------------------------------------------------------------------------------------
                                             At of For the Quarter
                                                  Ended March 31,                 At of For the Year Ended December 31,
($ in thousands, except per share amounts)       1999       1998        1998         1997         1996        1995         1994
-----------------------------------------------------------------------------------------------------------------------------------

Financial Condition Data:
Total assets                                $  197,071   $ 165,418   $ 200,522    $ 150,755    $ 105,196   $  68,942  $   40,117
Cash and cash equivalents                       13,236       8,727      13,472        9,176        6,320       8,551       6,088
Loans receivable, net of unearned income        91,345      84,499      97,736       76,825       60,310      37,058      22,754
Securities, net                                 85,327      65,977      82,338       58,821       34,507      19,630       8,638
Deposits                                       166,283     143,409     170,467      131,167       93,447      58,601      30,092
Convertible debentures                           6,990        --         7,000          --           --          --          --
Stockholders' equity                            19,859      18,013      19,544       17,620        9,747       9,189       8,884
Nonaccrual loans                                  --          --          --            --           --          --          101
Allowance for loan loss reserves            $    1,775       1,274       1,662        1,173          811         593         369
Loan chargeoffs                                   --          --          --            --            65          30          16
Loan recoveries                                      1           1          10           10           33          21          10
-----------------------------------------------------------------------------------------------------------------------------------
Operations Data:

Interest and dividend income                $    3,476   $   2,907  $   12,934    $   9,347    $   6,381   $   4,190  $    2,158
Interest expense                                 2,171       1,838       8,297        5,894        3,745       2,225         803
Net interest and dividend income                 1,305       1,069       4,637        3,453        2,636       1,965       1,355
Provision for loan loss reserves                   112         100         479          352          250         233         124
Net interest and dividend income after
     provision for loan loss reserves            1,193         969       4,158        3,101        2,386       1,732       1,231
Other noninterest income                           123          50         349          136          106          89         112
Other noninterest expenses                         647         509       2,133        1,906        1,551       1,415       1,054
Earnings before income taxes and change
   in accounting principle                         669         510       2,374        1,331          941         406         289
Provision for income taxes                         275         202         939          487          383         136         108
Cumulative effect of accounting change (1)         128          --          --           --           --          --          --
Net earnings                                $      266   $     308  $    1,435    $     844    $     558   $     270  $      181
-----------------------------------------------------------------------------------------------------------------------------------
Per Share Data:

Basic earnings per share                    $     0.11   $    0.13  $     0.58    $    0.49    $    0.34   $    0.16  $     0.11
Diluted earnings per share                        0.10        0.09        0.46         0.41         0.34        0.16        0.11
Common book value per share                       7.97        7.39        7.87         7.27         5.91        5.57        5.38
Dividends per share                               --            --          --           --           --          --          --
-----------------------------------------------------------------------------------------------------------------------------------
Other Data and Ratios:

Common shares outstanding                    2,491,088   2,436,665   2,484,515    2,424,415    1,650,000   1,650,000   1,650,000
Average common shares used to calculate:

     Basic earnings per share                2,489,831   2,426,457   2,457,113    1,712,292    1,650,000   1,650,000   1,650,000
     Diluted earnings per share              3,544,038   3,272,739   3,473,516    2,072,459    1,650,000   1,650,000   1,650,000
Adjusted net earnings for diluted
   earnings per share                       $      350  $      308  $    1,607   $      844   $      558  $      270  $      181
Full-service banking offices                         5           5           5            5            4           4           1
Return on average assets                          0.54%       0.77%       0.81%        0.68%        0.67%       0.51%       0.58%
Return on average equity                          5.42%       6.55%       7.74%        7.53%        5.91%       3.01%       2.46%
Dividends declared to net earnings                 --          --          --            --           --          --          --
Loans (net of unearned income) to deposits       54.93%      58.92%      57.33%       58.57%       64.54%      63.24%      75.61%
Net chargeoffs to loans at period end               --         --         (.01)%       (.01)%        .05%        .02%        .03%
Ratio of allowance for loan losses to loans
         at period end                            .019        .015        .170         .015         .013        .016        .016
Ratio of allowance for loan losses to
         nonperforming loans at period end        --           --           --           --           --          --        1.05%
Average stockholders' equity to average
          total assets                            9.89%      11.77%      10.49%        8.96%       11.29%      16.89%      20.05%
Stockholders' equity to total assets             10.07%      10.89%       9.75%       11.69%        9.27%      13.32%      22.15%

-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents a cumulative charge, net of applicable taxes, resulting from the adoption on January 1, 1999 of the AICPA's Statement of Position 98-5, "Accounting for Start-Up Costs."

THE COMPANY AND THE BANK

Intervest Bancshares Corporation
--------------------------------

        Intervest Bancshares Corporation (the "Holding Company"), is a Delaware corporation organized in 1993 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The principal executive offices of the Holding Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 218-2800. The Holding Company's principal asset is its ownership interest of approximately 99.8% of the issued and outstanding shares of Intervest Bank and all of the issued and outstanding shares of Intervest National Bank. Intervest Bank and Intervest National Bank are collectively referred to in this prospectus as the Banks. Unless the context otherwise requires, references in this prospectus to the Company include Intervest Bancshares Corporation and its two subsidiaries. The Company, through its ownership of the Banks, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Banks. As of March 31, 1999, the Company, on a consolidated basis, had total assets of $197.1 million, net portfolio loans of $91.3 million, total deposits of $166.3 million, and stockholders' equity of $19.9 million.

         The Company is a legal entity, separate and distinct from the Banks. There are various legal limitations with respect to the Banks' financing or otherwise supplying funds to the Company. In particular, under federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, the approval of the Federal Reserve Bank of Atlanta (the "Atlanta FRB"), as well as the Florida Department of Banking and Finance, is required if the total amount of all dividends declared by Intervest Bank in any calendar year exceeds that Bank's net profits for that year, combined with its retained net profits for the proceeding two years. The bank regulators also have the authority to limit further the payment of dividends by the Banks under certain circumstances. In addition, federal banking laws prohibit or restrict the Banks from extending credit to the Company under certain circumstances.

Intervest Bank
--------------

         The Bank is a Florida chartered banking corporation, which was organized in December, 1987. The Bank engages in commercial banking from five offices, four of which are located in Clearwater, Florida and one of which is in South Pasadena, Florida. The principal executive offices of Intervest Bank are located at 625 Court Street, Clearwater, Florida 33756, and its telephone number is (727) 442-2551. In addition to its principal office, Intervest Bank has three branch offices in Clearwater, Florida, located at: (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road North, Clearwater, and has a fourth branch in South Pasadena, Florida at 6750 Gulfport Blvd.

Intervest National Bank
-----------------------

         Intervest National Bank is a national bank, which received its charter from the Office of the Comptroller of the Currency ("OCC") and opened for operations on April 1, 1999. Intervest National Bank is a full-service commercial bank and is subject to the supervision of and examination by the OCC. The principal executive office of Intervest National Bank is located at One Rockefeller Plaza, Suite 300, New York, New York, 10020 and its telephone number is (212) 218-8383.

         Both Banks primarily focus on providing personalized banking services to businesses and individuals within their market area. The Banks originate commercial loans to businesses, collateralized and uncollateralized consumer loans, and real estate loans (primarily commercial and multifamily real estate loans). The Banks' income is derived principally from interest and fees earned in connection with their lending activities, interest and dividends on securities, short-term investments and other services. Provisions for loan loss reserves also affect the Banks' income. Their principal expenses are interest paid on deposits and operating expenses. The Banks' operations are also significantly affected by local economic and competitive conditions in their market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Banks' operations.

         The Banks are subject to examination and comprehensive regulation by the Federal Reserve Board (the "FRB") and their deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. The Banks are members of the Federal Reserve Banking System. Intervest Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance, while Intervest National Bank is subject to the supervision of and examination of the OCC.

                   INVESTMENT CONSIDERATIONS AND RISK FACTORS

         A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

Management's Broad Discretion Over Proceeds
-------------------------------------------

         None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company.

Dividends
---------

         Since its inception, the Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends. Dividends paid by the Company are subject to the financial conditions of both the Banks and the Company as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Banks to the Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Company are in substance limited to net profits earned by the Company, less any earnings retention consistent with the Company's capital needs, asset quality and overall financial condition. Distributions paid by the Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Company's accumulated current earnings and profits.

         The payment of dividends by the Banks to the Company is regulated by various state and federal laws and by regulations promulgated by the FRB and the OCC, which restrict the payment of dividends under certain circumstances. Such regulations impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by regulated banking institutions such as the Banks. If the Banks generate sufficient earnings to pay dividends, there is no assurance that all or a portion of such earnings might not be retained. In addition, in some cases, the Banks' regulators could prevent one or both of the Banks from paying dividends if, in their view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of the Banks and the Company, and other factors deemed appropriate by the Board of Directors of each Bank and of the Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Banks or the Company.

Adequacy of Allowance For Loan Loss Reserves
--------------------------------------------

         There is a risk that losses may be experienced in the Company's loan portfolio. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses which is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is maintained at an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and current and anticipated economic conditions that may affect the borrower's ability to repay.

         As of March 31, 1999, the Company had a loan portfolio of $91.3 million and the allowance for loan losses was $1.8 million, which represented 1.94% of the total amount of loans. At March 31, 1999, there were no non-performing assets. The Banks actively manage their loans in an effort to minimize credit losses and monitor asset quality in order to maintain an adequate loan loss allowance. Although management believes that the allowance for loan loss reserves is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Banks' loans. Material additions to the Banks' allowance for loan losses would result in a decrease of the Company's net earnings, and possibly its capital, and could result in the inability to pay dividends, among other adverse consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality"

Supervision and Regulation
--------------------------

         Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. Intervest Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance and Intervest National Bank is subject to the regulation and supervision of the FDIC and the OCC. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Banks, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Banks and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Banks to attract deposits and make loans. See "Supervision and Regulation."

Competition
-----------

         Competition in the banking and financial services industry is intense. In their primary market areas, the Banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Banks and may offer certain services that the Banks do not provide at this time. The profitability of the Company depends upon the Banks' ability to compete in their market areas. See "Business - Competition."

Local Economic Conditions
-------------------------

         The success of the Company and the Banks is dependent to a certain extent upon the general economic conditions in geographic markets served by the Banks. In the case of Intervest Bank, the primary market area is Pinellas County, Florida and the immediate surrounding areas, with particular emphasis on Clearwater, Florida. In the case of Intervest National Bank, its primary market area is New York City and, more particularly, the borough of Manhattan. Adverse changes in their geographic markets would likely impair the Banks' ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business - Market Area."

Lack of Diversification
-----------------------

         The primary business activity of the Company consists of its ownership and control of the capital stock of the Banks. As a result, the Company presently lacks diversification as to business activities and market areas, and any event affecting either Bank will have a direct impact on the Company. See "Business."

Dependence on Key Personnel
---------------------------

         The Company and the Banks are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and the Bank might be adversely affected in a material manner. Neither the Company nor either Bank maintains key man life insurance policies on executives and do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its and the Banks' ability to attract or retain qualified officers and employees. See "Management."

Voting Control
--------------

         As of the date of this Prospectus, the three original shareholders of the Company and a related party own 900,000 shares of Class A Common Stock or approximately 41% of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management." The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control will continue to rest with the four persons.

Interest Rates
--------------

         The principal source of income for the Company is its net interest income, which is affected by movements in interest rates. Although the Banks monitor their interest rate sensitivity and attempt to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Banks' results of operations.

                                 USE OF PROCEEDS

         The net proceeds to the Company will depend upon the number of Warrants actually exercised and cannot be determined at this time. However, assuming all of the Warrants were to be exercised, the net proceeds to the Company would be $22.6 million.

         The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company's or the Banks' business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Banks and any future subsidiaries of the Company. Neither the Company nor its subsidiaries currently have agreements, written or oral, with respect to the establishment of any branches or subsidiaries, or with respect to any specific acquisition prospect.

         The actual application of the net proceeds will depend on the capital needs of the Company's subsidiaries, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company or the Banks. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.

                              MARKET FOR SECURITIES

         The Company's Class A common stock was approved for listing on the NASDAQ SmallCap Market (Symbol: IBCA) in November 1997. Prior to then, there had been no established public trading market for the securities of the Company. At March 31, 1999, there were approximately 700 holders of record of the Company's Class A common stock, which includes persons or entities who hold their stock in nominee form or in street name through various brokerage firms. At March 31, 1999, there were four holders of record of Class B common stock. There is no public-trading market for the Class B common stock.

         The high and low sales prices (as obtained from NASDAQ) for the Class A common stock by calendar quarter for 1998 and 1999 are as follows:

                                         High                    Low
                                         ----                    ---
1998 - First quarter                    $15.25                  $11.00
1998 - Second quarter                   $16.00                  $11.25
1998 - Third quarter                    $13.00                  $ 8.25
1998 - Fourth quarter                   $10.00                  $ 8.00
1999 - First quarter                    $11.00                  $ 7.63

                                    Dividends

         Holders of the Company's Class A common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. No dividends may be declared or paid with respect to shares of Class B common stock until January 1, 2000. The Company has not paid any cash dividends on its capital stock and there is no immediate prospect or contemplation of the payment of dividends on its stock. The Company's ability to pay dividends is generally limited to earnings from the prior year, although retained earnings and dividends from its subsidiaries to the Company may also be used to pay dividends under certain circumstances. The primary source of funds for dividends payable by the Company to its shareholders is the dividends payable to it by the Banks.

         The payment of dividends by the Banks is subject to a determination by each Banks' Board of Directors and is dependent upon a number of factors, including capital requirements, regulatory limitations, the particular Banks' results of operations and financial condition, tax considerations of the Bank and the Company, the number of outstanding shares of stock, and general economic conditions. There are various legal limitations with respect to the Banks financing or otherwise supplying funds to the Company. In particular, under Federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, the approval of the FRB as well as the Florida Department of Banking and Finance, is required if the total amount of all dividends declared in any calendar year exceeds Intervest Bank's net profits for that year, combined with its retained net profits for the proceeding two years. The FRB also has the authority to limit further the payment of dividends by Intervest Bank under certain circumstances. In addition, Federal banking laws prohibit or restrict each Bank from extending credit to the Company under certain circumstances. The FRB and the OCC have established certain financial and capital requirements that affect the ability of banks to pay dividends and also have the general authority to prohibit banks from engaging in unsafe or unsound practices in conducting business. Depending upon the financial condition of either Bank, the payment of cash dividends could be deemed to constitute such an unsafe or unsound practice.

         The FRB and Florida Department of Banking and Finance have publicly stated their view that it is generally an unsafe and unsound practice to pay cash dividends except out of current operating earnings. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not pay cash dividends unless the available net earnings of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the Company's capital needs, asset quality and overall financial condition.

         The ability of the Banks and the Company to pay cash dividends is currently, and in the future could be further influenced by regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount, if any, and timing of future dividends will depend on, among other things, future earnings, the financial condition of the Banks and the Company, the amount of cash on hand at the Company level, outstanding debt obligations and the requirements imposed by regulatory authorities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of March 31, 1999, and as adjusted at that date after giving effect to the receipt of the estimated net proceeds from the exercise of all of the Warrants and conversion of Debentures.

                                                       Actual     As Adjusted(1)
                                                       ------     --------------
                                                      (Dollars in thousands)

Stockholders' Equity:

Class A Common Stock, $1.00 par value,  7,500,000
     shares  authorized,  2,186,088 shares issued
     and outstanding(2)............................    $2,186          $5,490
Class B Common Stock, $1.00 par value, 700,000
     shares authorized, 305,000 shares issued and
     outstanding                                          305             500
 Additional Paid-in Capital........................    13,831          40,423
 Retained Earnings.................................     3,537           3,537
                                                      -------         -------
Total Stockholders' Equity.........................   $19,859         $49,950
                                                      =======         =======

-------------------------

(1) Reflects the 2,554,468 shares of Class A Common Stock and 195,000 shares of Class B Common Stock issuable upon exercise of the Warrants, and the 749,034 shares of Class A Common Stock currently issuable upon conversion of debentures.

(2) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock.

                            Selected Financial Data

The following table presents selected consolidated financial data for the Company. The data set forth below for the years ended December 31, 1994 through 1998 are derived from the audited consolidated financial statements of the Company. The data for the three months ended March 31, 1999 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which include all adjustments, consisting only of normal, recurring accruals, which the Company considers necessary for the fair presentation of the financial position and results of operations for those periods. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected financial data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto as well as Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.

-----------------------------------------------------------------------------------------------------------------------------------
                                             At of For the Quarter
                                                 Ended March 31,                   At of For the Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)
                                                1999         1998         1998         1997         1996         1995        1994
-----------------------------------------------------------------------------------------------------------------------------------
Financial Condition Data:

Total assets                                $  197,071   $  165,418   $  200,522   $  150,755   $  105,196   $   68,942   $   40,117
Cash and cash equivalents                       13,236        8,727       13,472        9,176        6,320        8,551        6,088
Loans receivable, net of deferred fees          91,345       84,499       97,736       76,825       60,310       37,058       22,754
Securities, net                                 85,327       65,977       82,338       58,821       34,507       19,630        8,638
Deposits                                       166,283      143,409      170,467      131,167       93,447       58,601       30,092
Convertible debentures                           6,990         --          7,000         --           --           --           --
Stockholders' equity                            19,859       18,013       19,544       17,620        9,747        9,189        8,884
Nonaccrual loans                                  --           --           --           --           --           --            101
Allowance for loan loss reserves            $    1,775        1,274        1,662        1,173          811          593          369
Loan chargeoffs                                   --           --           --           --             65           30           16
Loan recoveries                                      1            1           10           10           33           21           10
-----------------------------------------------------------------------------------------------------------------------------------
Operations Data:

Interest and dividend income                     3,476        2,907   $   12,934   $    9,347   $    6,381   $    4,190   $    2,158
Interest expense                                 2,171        1,838        8,297        5,894        3,745        2,225          803
Net interest and dividend income                 1,305        1,069        4,637        3,453        2,636        1,965        1,355
Provision for loan loss reserves                   112          100          479          352          250          233          124
Net interest and dividend income after
     provision for loan loss reserves            1,193          969        4,158        3,101        2,386        1,732        1,231
Other noninterest income                           123           50          349          136          106           89          112
Other noninterest expenses                         647          509        2,133        1,906        1,551        1,415        1,054
Earnings before income taxes                       669          510        2,374        1,331          941          406          289
Provision for income taxes                         275          202          939          487          383          136          108
Cumulative effect of accounting change (1)         128         --           --           --           --           --           --
Net earnings                                $      266   $      308   $    1,435   $      844   $      558   $      270   $      181
-----------------------------------------------------------------------------------------------------------------------------------
Per Share Data:

Basic earnings per share                    $     0.11   $     0.13   $     0.58   $     0.49   $     0.34   $     0.16   $     0.11
Diluted earnings per share                        0.10         0.09         0.46         0.41         0.34         0.16         0.11
Common book value per share                       7.97         7.39         7.87         7.27         5.91         5.57         5.38
Dividends per share -                             --           --           --           --           --           --
-----------------------------------------------------------------------------------------------------------------------------------
Other Data and Ratios:

Common shares outstanding                    2,491,088    2,436,665    2,484,515    2,424,415    1,650,000    1,650,000    1,650,000
Average common shares used to calculate:

     Basic earnings per share                2,489,831    2,426,457    2.457,113    1,712,292    1,650,000    1,650,000    1,650,000
     Diluted earnings per share              3,544,038    3,272,739    3,473,516    2,072,459    1,650,000    1,650,000    1,650,000
Adjusted net earnings for diluted
   earnings per share
                  $      350   $      308   $    1,607   $      844   $      558   $      270   $      181
Full-service banking offices                         5            5            5            5            4            4            1
Return on average assets                          0.54%        0.77%        0.81%        0.68%        0.67%        0.51%       0.58%
Return on average equity                          5.42%        6.55%        7.74%        7.53%        5.91%        3.01%       2.46%
Stockholders' equity to total assets             10.07%       11.89%        9.75%       11.69%        9.27%       13.32%      22.15%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents a cumulative charge, net of applicable taxes, resulting from the adoption on January 1, 1999 of the AICPA's Statement of Position 98-5, "Accounting for Start-Up Costs."

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

General

        Management's discussion and analysis of financial condition and results of operations that follows should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

        Intervest Bancshares Corporation's principal assets are its 99.87% and 100% ownership interest in Intervest Bank's outstanding common and preferred stock, respectively and all of the issued and outstanding shares of Intervest National Bank. Intervest Bancshares Corporation (the "Holding Company") and Intervest Bank and Intervest National Bank (the "Banks") are referred to collectively as the "Company," on a consolidated basis. The Holding Company's primary business is the operation of the Banks and it does not engage in any other substantial business activities other than a limited amount of real estate mortgage lending. As a result, the Company's results of operations are primarily dependent upon the Banks' results of operations. The Banks conduct a commercial banking business, which consists of attracting deposits from the general public and investing those funds, together with other source of funds, through the origination of commercial and residential real estate loans, commercial and consumer loans, and the purchase of security investments.

        The Company's profitability depends primarily on net interest income, which is the difference between interest income generated from its interest-earning assets less the interest expense incurred on interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest-rate earned and paid on these balances. Net interest income is dependent upon the interest-rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, the Company's profitability is affected by such factors as the level of noninterest income and expenses, the provision for loan loss reserves, and its effective income tax rate. Noninterest income consists primarily of loan and other banking fees. Noninterest expense consists of compensation and benefits, occupancy and equipment related expenses, data processing expenses, deposit insurance premiums, and other operating expenses. The Company's profitability is also significantly affected by general economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities.

        In November 1997, the Holding Company completed a public offering of 747,500 Units for gross proceeds of $7,475,000 (the "1997 Offering"). Each Unit consisted of one share of the Holding Company's Class A common stock and one warrant to purchase an additional share of Class A common stock. In connection with the 1997 Offering, the Holding Company also issued warrants related to shares of Class A common stock to the underwriter and participating broker/dealers.

        In June 1998, the Holding Company completed the sale of Convertible Subordinated Debentures (the "Debentures") in the principal amount of $7,000,000, for net proceeds of approximately $6,500,000. The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008 into shares of Class A common stock at various conversion prices. The Holding Company can also redeem the Debentures at any time prior to maturity at various redemption prices, including the payment of all accrued interest. Interest on the Debentures accrues and compounds each calendar quarter at 8%. All accrued interest is payable at the maturity of the Debentures whether by acceleration, redemption or otherwise. Any Debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly.

        On April 1, 1999, the Office of the Comptroller of the Currency granted final approval of the Holding Company's application to form "Intervest National Bank," a newly chartered commercial bank, which is a wholly owned subsidiary of the Holding Company. Intervest National Bank received its national charter and opened for business on April 1, 1999. It is located at One Rockefeller Plaza in New York City and provides full commercial banking services, including internet banking. Intervest National Bank is a member of the Federal Reserve Banking system and the Federal Deposit Insurance Corporation insures its deposits. Because Intervest National Bank commenced operations on April 1, 1999, and because the information that follows in this section relates primarily to financial results through March 31, 1999, the information is based only upon the results of operations and the financial condition of the Holding Company and Intervest Bank.

Comparison of Financial Condition at March 31, 1999 and December 31, 1998

         Total assets at March 31, 1999 declined to $197,071,000, from $200,522,000 at December 31, 1998. The decrease was primarily due to a decline in loans receivable, partially offset by additional investments in securities held to maturity. Total liabilities decreased from $180,978,000 at December 31, 1998, to $177,212,000 at March 31, 1999, reflecting a decline in deposit liabilities.

        The Company's balance sheet was comprised of the following:
--------------------------------------------------------------------------------------------
                                              At March 31, 1999        At December 31, 1998
                                              -----------------        --------------------
($ in thousands)                            Carrying     % of         Carrying     % of
                                              Value   Total Assets      Value   Total Assets
--------------------------------------------------------------------------------------------
Cash and cash equivalents                   $ 13,236      6.7%        $ 13,472      6.7%
Securities held to maturity, net              85,327     43.3           82,338     41.1
Loans receivable, net                         89,570     45.5           96,074     47.9
All other assets                               8,938      4.5            8,638      4.3
--------------------------------------------------------------------------------------------
Total assets                                $197,071    100.0%        $200,522    100.0%
--------------------------------------------------------------------------------------------
Deposits                                    $166,283     84.4%        $170,467     85.0%
Convertible debentures                         6,990      3.5            7,000      3.5
All other liabilities                          3,939      2.0            3,511      1.8
--------------------------------------------------------------------------------------------
Total liabilities                            177,212     89.9          180,978     90.3
--------------------------------------------------------------------------------------------
Stockholders' equity                          19,859     10.1           19,544      9.7
--------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity  $197,071    100.0%        $200,522    100.0%
--------------------------------------------------------------------------------------------

        Securities  held  to  maturity   increased  due  to  purchases  of  U.S.
government agency securities, partially offset by maturities and calls of securities.

         Loans receivable decreased due to sale of four real estate loans (with an aggregate principal balance of $5,604,000) held by the Holding Company, as well as principal repayments on the entire loan portfolio. These reductions exceeded new loan originations during the quarter. The sale of the loans was made by the Holding Company in order to increase its liquidity in anticipation of funding Intervest National Bank's initial capital on April 1, 1999. The loans were sold to Intervest Corporation of New York, a related party, at estimated fair value. At March 31, 1999 and December 31, 1998, the Company did not have any loans on a nonaccrual status or classified as impaired.

        The Company monitors its loan portfolio to determine the appropriate level of the allowance for loan loss reserves based on various factors that are discussed on pages 22 and 23 of the Company's 1998 Annual Report on Form 10-KSB. At March 31, 1999, the allowance amounted to $1,775,000, compared to $1,662,000 at year-end 1998. The increase reflected management's intent to maintain the allowance at a level it believes to be adequate.

        All other assets increased largely due to purchases of fixed assets and other assets in connection with organizing Intervest National Bank, and a higher level of deferred tax benefits.

        Deposit liabilities decreased due to net deposit outflows, which management attributes to a decline in rates offered by Intervest Bank for deposits. At March 31, 1999, time deposit accounts totaled $91,140,000 and demand deposit, savings, NOW and money-market accounts aggregated $75,143,000. This compared to deposits of $99,033,000 and $71,434,000, respectively, at December 31, 1998. Time deposits represented 55% of total deposits at March 31, 1999, compared to 58% at year-end 1998.

        All other liabilities increased largely due to a higher level of mortgage escrow funds, which represent advance payments by borrowers for taxes and insurance, and an increase in accrued interest payable on convertible debentures outstanding.

        Stockholders' equity increased almost entirely as a result of net income of $266,000, the issuance of 1,063 shares of Class A common stock upon the conversion of a convertible debenture, 510 Class A shares in exchange for the shares of minority shareholders of Intervest Bank, and the issuance of 5,000 Class B shares upon the exercise of stock warrants. The issuance of such shares resulted in, net of issuance costs, a $43,000 aggregate increase in stockholders' equity.

         Intervest Bank's Tier 1 leverage capital ratio was 6.06% at March 31, 1999, compared to 6.04% at December 31, 1998. Intervest Bank's total risk-based capital ratio amounted to 11.62% at March 31, 1999, compared to 11.15% at year-end 1998. Intervest Bank is a well-capitalized institution.

Liquidity and Capital Resources

        The Company manages its liquidity position on a daily basis to assure that funds are available to meet operations, loan and investment funding commitments, deposit withdrawals and the repayment of borrowed funds. The Company's primary sources of funds consist of: retail deposits obtained through the Bank's branch offices; amortization, satisfactions and repayments of loans; the maturities and calls of securities; and cash provided by operating activities. For additional information about the cash flows from the Company's operating, investing and financing activities, see the condensed consolidated statements of cash flows in this report. At March 31, 1999, the Company's total commitment to lend and invest aggregated $5,600,000. Based on its cash flow projections, the Company believes that it can fund all of its outstanding commitments and future capital expenditures from the aforementioned sources of funds.

        On April 1, 1999, the Holding Company acquired all the outstanding common stock of Intervest National Bank for $9,000,000 in cash, which represents the new Bank's initial capital base.

Interest Rate Risk

        Interest rate risk arises from differences in the repricing of assets and liabilities within a given time period. The principal objective of the Company's asset/liability management strategy is to minimize its exposure to changes in interest rates. The Company uses "gap analysis," which measures the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a given time period, to monitor its interest rate sensitivity. At March 31, 1999, the Company's one-year negative interest-rate sensitivity gap was $81,283,000, or 41.2% of total assets, compared to $73,637,000, or 36.7%, at December 31, 1998. For a further discussion of interest rate risk and gap analysis, including all the assumptions used in developing the Company's one-year gap position, see pages 25 and 26.

Comparison of Results of Operations for the Quarters
     Ended March 31, 1999 and 1998

        The Company had net earnings of $266,000 in the first quarter of 1999, compared to $308,000 in the first quarter of 1998. On a diluted per share basis, net earnings was $0.10, compared to $0.09 in the first quarter of 1998.

         Results for the 1999 first quarter included a one-time charge related to the Company's adoption, on January 1, 1999, of the AICPA's Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred. Previously, a portion of start-up costs were generally capitalized and amortized over a period of time. The adoption of this statement resulted in a net charge of $128,000 in the first quarter of 1999. The charge represents the expensing, net of a tax benefit, of cumulative start-up costs that had been capitalized through December 31, 1998, associated with organizing Intervest National Bank that are no longer capitalizable for financial statement purposes as a result of SOP 98-5.

        Absent this change in accounting principle, the Company's earnings for the first quarter of 1999 would have been $394,000, an increase of 28% from earnings reported in the same quarter last year. This increase was primarily due to a $251,000 increase in net interest and dividend income, partially offset by an increase in noninterest expenses of $138,000.

        Net interest and dividend income is the Company's largest source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of its interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

        The table that follows sets forth information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of annualized income/expense for each period divided by average interest-earning assets/interest-bearing liabilities during each period. Certain yields and rates shown are adjusted for related fee income or expense. Average balances are derived from daily balances. Net interest margin is computed by dividing annualized net interest and dividend income by the average of total interest-earning assets during each period.

-------------------------------------------------------------------------------------------------------------
                                                                For the Quarter Ended
                                                                ---------------------
                                                    March 31, 1999                   March 31, 1998
                                                    --------------                   --------------
($ in thousands)
                                             Average   Interest    Yield/    Average   Interest    Yield/
                                             Balance   Inc./Exp.    Rate      Balance   Inc./Exp.   Rate
-------------------------------------------------------------------------------------------------------------
      Assets
Interest-earning assets:
Loans                                        $ 96,686  $  2,141      8.86  $ 79,499   $  1,793     9.02%
Securities                                     86,328     1,263      5.85    66,939      1,029     6.15
Other interest-earning assets                   6,725        72      4.28     5,664         70     4.94
-------------------------------------------------------------------------------------------------------------
Total interest-earning assets                 189,739  $  3,476      7.33   152,102   $  2,892     7.61%
-------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                      8,591                         7,672
-------------------------------------------------------------------------------------------------------------
Total assets                                 $198,330                      $159,774
-------------------------------------------------------------------------------------------------------------
     Liabilities and Stockholders' Equity
Interest-bearing liabilities:
NOW deposits                                 $  7,321  $     56      3.06  $  4,852   $     44     3.63%
Savings deposits                               26,942       279      4.14    14,422        173     4.80
Money-market deposits                          36,102       387      4.29    17,965        216     4.80
Time deposits                                  94,349     1,294      5.49    98,910      1,405     5.68
Total deposit accounts                        164,714     2,016      4.90   136,149      1,838     5.40
Convertible debentures and accrued interest     7,351       155      8.43      --         --        --
-------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities            172,065  $  2,171      5.05   136,149   $  1,838     5.40%
-------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                    3,737                         3,157
Noninterest-bearing liabilities                 2,909                         1,656
Stockholders' equity                           19,619                        18,812
-------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity   $198,330                      $159,774
-------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                $  1,305      2.28%            $  1,054     2.21%
-------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin           $ 17,674                2.75% $ 15,953                2.77%
-------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
to total interest-bearing liabilities           1.10x                         1.12x
-------------------------------------------------------------------------------------------------------------


        Net interest and dividend income increased to $1,305,000 in the first quarter of 1999, from $1,054,000 in the 1998 first quarter. The increase was entirely due to growth in the Company's balance sheet. The Company's net interest margin was 2.75% for the first quarter of 1999, relatively unchanged from the same period of 1998, as an increase in the Company's interest rate spread was offset by a decline in the ratio of its average interest-earning assets to average interest-bearing liabilities.

        The yield on the Company's earning assets declined by 28 basis points due to calls of higher-yielding securities, new purchases of securities and originations of loans at lower rates, rate resets downward on the loan portfolio and an increase in the percentage of earning assets held as securities. Investments in securities as well as other short-term investments have lower yields than the Company's loan portfolio. The Company's cost of funds declined by 35 basis points due to lower rates paid on deposit accounts as well as an increase in lower-cost deposits held in checking, savings and money-market accounts. These factors were partially offset by the higher-cost funds obtained through the sale of convertible debentures in June 1998.

        The table that follows sets forth information regarding changes in interest and dividend income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

--------------------------------------------------------------------------------
                                   For the Quarter Ended March 31, 1999 vs. 1998
                                   ---------------------------------------------
                                   Increase (Decrease) Due to Change in:
                                   -------------------------------------
($ in thousands)                            Rate  Volume  Rate/Volume Total
--------------------------------------------------------------------------------
Interest-earning assets:

  Loans                                     $ (32)  $ 388   $  (8)  $ 348
  Securities                                  (50)    298     (14)    234
  Other interest-earning assets                (9)     13      (2)      2
--------------------------------------------------------------------------------
Total interest-earning assets                 (91)    699     (24)    584
--------------------------------------------------------------------------------
Interest-bearing liabilities:
  NOW deposits                                 (7)     22      (3)     12
  Savings deposits                            (24)    150     (20)    106
  Money-market deposits                       (23)    218     (24)    171
  Time deposits                               (47)    (65)      1    (111)
  Total deposit accounts                     (101)    325     (46)    178
  Convertible debentures                     --      --       155     155
--------------------------------------------------------------------------------
Total interest-bearing liabilities           (101)    325     109     333
--------------------------------------------------------------------------------
Net change in interest and dividend income  $  10   $ 374   $(133)  $ 251
--------------------------------------------------------------------------------

        The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves. The provision amounted to $112,000 in the first quarter of 1999, compared to $100,000 in the first quarter of 1998.

        Total noninterest income increased to $123,000 in the first quarter of 1999, from $65,000 in the first quarter of 1998. The increase from last year's period was entirely due to a $56,000 gain from the sale of mortgage loans (see page 13 under the caption "Loans Receivable").

        Total noninterest expenses increased to $647,000 in the first quarter of 1999, from $509,000 in the first quarter of 1998. The increase over last year's period was largely due to an increase in salaries and employee benefits, resulting primarily from increased staff due to Intervest National Bank (which opened on April 1, 1999) and normal salary increases.

        The provision for income taxes increased to $275,000 in the first quarter of 1999, from $202,000 in the first quarter of 1998, due to higher pre-tax earnings. The Company's effective tax rate (inclusive of state and local taxes) amounted to 41.1% in the first quarter of 1999, compared to 39.6% in the same quarter of 1998.

        The cumulative effect of change in accounting principle represents the required adoption, on January 1, 1999, of the AICPA's Statement of Position
(SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which applies to all companies except as provided for therein. The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred. Previously, a portion of start-up costs were generally capitalized and amortized over a period of time. The adoption of this statement resulted the immediate expensing of $193,000 in start-up costs capitalized as of December 31, 1998 in connection with organizing Intervest National Bank, a wholly owned subsidiary of Intervest Bancshares Corporation that was chartered and began business on April 1, 1999. A deferred tax benefit of $65,000 was recorded in conjunction with the expensing of the start-up costs.

Comparison of Results of Operations for the Years Ended December 31, 1998 and 1997.

        The Company earned $1,435,000 for the year ended December 31, 1998, compared to $844,000 in 1997. On a diluted per share basis, net earnings were $0.46 for 1998, compared to $0.41 for 1997. (The computation of earnings per share for 1998 included a higher average number of common shares resulting from the public offering of Class A common stock in November 1997 and an increase in potentially dilutive common stock warrants and convertible debentures outstanding.) The increase in net earnings was primarily due to higher net interest and dividend income resulting from growth in interest-earning assets. This improvement was partially offset by increases in the provisions for income taxes and loan loss reserves, and higher operating expenses.

        Net interest and dividend income is the Company's largest source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of its interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates. The Company's net interest and dividend income increased to $4,637,000 in 1998, from $3,453,000 in 1997. The increase was due to growth in interest-earning assets, partially offset by a decline in the net interest margin from 2.92% in 1997 to 2.75% in 1998.

        The decline in the margin was a function of a lower interest rate spread caused by a decline in the yield on the Company's earning assets and an increase in its cost of funds. The yield on earning assets declined by 22 basis points largely due to a decline in the yield on the loan portfolio as well as an increase in securities and short-term investments. Securities and short-term investments have a lower yield than the Company's loan portfolio. The Company's cost of funds increased by 4 basis points due to higher-cost funds obtained through sale of the Debentures, partially offset by a slight decline in the average cost for deposit accounts.

        The effect of the decrease in the interest rate spread described above was partially offset by an increase of $7,007,000 in net average interest-earning assets. This increase was largely due to the investment of the proceeds from the issuance of common stock as well as the reinvestment of earnings generated from operations.

        The table that follows sets forth information on the Company's average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 1998 and 1997. The yields and rates shown are based on a computation of income/expense for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Certain yields and rates shown are adjusted for related fee income or expense. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.

-----------------------------------------------------------------------------------------------------------

                                                            For the Year Ended December 31,
                                                            -------------------------------
                                                         1998                            1997
                                                         ----                            ----

                                             Average   Interest    Yield/    Average   Interest     Yield/
($ in thousands)                             Balance   Inc./Exp.   Rate      Balance   Inc./Exp.    Rate
-----------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Loans                                     $ 90,470  $  8,278      9.15   $ 68,711   $  6,415      9.34%
  Securities                                  69,508     4,224      6.08     42,763      2,632      6.15
  Other interest-earning assets                8,344       432      5.18      6,913        300      4.34
-----------------------------------------------------------------------------------------------------------
Total interest-earning assets                168,322  $ 12,934      7.68    118,387   $  9,347      7.90%
-----------------------------------------------------------------------------------------------------------
Noninterest-earning assets                     8,395                          6,619
-----------------------------------------------------------------------------------------------------------
Total assets                                $176,717                       $125,006
-----------------------------------------------------------------------------------------------------------

      Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Demand, money market and NOW deposits     $ 28,756  $  1,324      4.60   $ 18,087   $    816      4.51%
  Savings deposits                            17,210       832      4.83      9,128        446      4.89
  Time deposits                              101,547     5,821      5.73     81,149      4,631      5.71
  Total deposit accounts                     147,513     7,977      5.41    108,364      5,893      5.44
  Federal funds purchased                         20         1      5.00         18          1      5.56
  Convertible debentures                       3,777       319      8.45       --         --     --
-----------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities           151,310  $  8,297      5.48    108,382   $  5,894      5.44%
-----------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                   3,096                          2,325
Noninterest-bearing liabilities                3,782                          3,088
Stockholders' equity                          18,529                         11,211
-----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity  $176,717                       $125,006
-----------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread               $  4,637      2.20%             $  3,453      2.46%
-----------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin          $ 17,012                2.75%  $ 10,005                 2.92%
-----------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
  to total interest-bearing liabilities        1.11x                          1.09x
-----------------------------------------------------------------------------------------------------------

        The  table  that  follows  provides  information  regarding  changes  in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                   For the Year Ended December 31, 1998 vs. 1997
                                   ---------------------------------------------
                                   Increase (Decrease) Due To Change In:
                                   -------------------------------------

($ in thousands)                             Rate   Volume  Rate/Volume  Total
--------------------------------------------------------------------------------
Interest-earning assets:
  Loans                                     $ (131)  $2,032  $  (38)  $1,863
  Securities                                   (30)   1,645     (23)   1,592
  Other interest-earning assets                 58       62      12      132
--------------------------------------------------------------------------------
Total interest-earning assets                 (103)   3,739     (49)   3,587
--------------------------------------------------------------------------------
Interest-bearing liabilities:
  Demand, money market and NOW deposits         16      481      11      508
  Savings deposits                              (5)     395      (4)     386
  Time deposits                                 16    1,165       9    1,190
  Total deposit accounts                        27    2,041      16    2,084
  Federal funds purchased                     --       --      --       --
  Convertible debentures                      --       --       319      319
--------------------------------------------------------------------------------
Total interest-bearing liabilities              27    2,041     335    2,403
--------------------------------------------------------------------------------
Net change in interest and dividend income  $ (130)  $1,698  $ (384)  $1,184
--------------------------------------------------------------------------------

        The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves. The provision amounted to $479,000 in 1998, compared to $352,000 in 1997. The increase reflected a higher level of outstanding loans as well as management's intent to maintain the allowance at a level it believes to be adequate. At December 31, 1998 and 1997, the Company did not have any nonaccrual or impaired loans.

        Total noninterest income increased to $349,000 in 1998, from $136,000 in 1997. The increase primarily reflected an increase in service charge fee income as well as a higher level of loan prepayment fees.

         Total noninterest expenses increased to $2,133,000 in 1998, from $1,906,000 in 1997. The increase was largely due to higher salaries and employee benefits, as well as an increase in professional fees and services, resulting primarily from the Company's growth, need for additional staff and normal merit increases.

        The provision for income taxes increased to $939,000 in 1998, from $487,000 in 1997, largely due to higher pre-tax earnings. The Company's effective tax rate (inclusive of state and local taxes) amounted to 39.6% in 1998, compared to 36.6% in 1997. The higher rate for 1998 reflects an increase in the earnings of the Holding Company, which has a higher state income tax rate than Intervest Bank.


Comparison of Results of Operations for the Years Ended December 31, 1997 and 1996.

        Net earnings for the year ended December 31, 1997 were $844,000, compared to $558,000 for the year ended December 31, 1996. On a diluted per share basis, net earnings was $0.41 for 1997, compared to $0.34 for 1996. The increase in the Company's net earnings was primarily due to higher net interest and dividend income, partially offset by increases in noninterest expenses, the provision for income taxes and provision for loan loss reserves.

        Net interest and dividend income increased to $3,453,000 in 1997, from $2,636,000 in 1996. The increase was due to growth in the Company's interest-earning assets, partially offset by a lower net interest margin. The lower margin was a function of a lower yield on earning assets, an increase in deposit rates and a decline in the ratio of interest-earning assets to interest-bearing liabilities. The yield on earning assets declined by 12 basis points primarily due to a lower yield earned on loans and an increase in securities and short-term investments. The cost of funds increased slightly by 4 basis points due to higher rates paid on deposits.

        The table that follows sets forth information on the Company's average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 1997 and 1996. The yields and rates shown are based on a computation of interest income/expense for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Certain yields and rates shown are adjusted for related fee income or expense. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.

------------------------------------------------------------------------------------------------------------------
                                                            For the Year Ended December 31,
                                                            -------------------------------
                                                        1997                            1996
                                                        ----                            ----
                                            Average   Interest     Yield/   Average   Interest     Yield/
($ in thousands)                            Balance   Inc./Exp.     Rate    Balance   Inc./Exp.     Rate
------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
Loans                                       $ 68,711  $  6,415      9.34   $ 49,266   $  4,624      9.39%
Securities                                    42,763     2,632      6.15     25,577      1,514      5.92
Other interest-earning assets                  6,913       300      4.34      4,730        243      5.14
------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                118,387  $  9,347      7.90     79,573   $  6,381      8.02%
------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                     6,619                          4,089
------------------------------------------------------------------------------------------------------------------
Total assets                                $125,006                       $ 83,662

------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Demand, money market and NOW deposits       $ 18,087  $    816      4.51   $  8,432   $    310      3.68%
Savings deposits                               9,128       446      4.89      1,470         62      4.22
Time deposits                                 81,149     4,631      5.71     59,437      3,371      5.67
Total deposit accounts                       108,364     5,893      5.44     69,339      3,743      5.40
Federal funds purchased                           18         1      5.56         34          2      5.88
------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities           108,382  $  5,894      5.44     69,373   $  3,745      5.40%
------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                   2,325                          2,709
Noninterest-bearing liabilities                3,088                          2,131
Stockholders' equity                          11,211                          9,449
------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity  $125,006                       $ 83,662
------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread               $  3,453      2.46%            $  2,636      2.62%
------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin          $ 10,005                2.92%  $ 10,200                3.31%
------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
    to total interest-bearing liabilities      1.09x                          1.15x
------------------------------------------------------------------------------------------------------------------


The table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

-----------------------------------------------------------------------------------
                                   For the Year Ended December 31, 1997 vs. 1996
                                   ---------------------------------------------
                                        Increase (Decrease) Due To Change In:
                                        -------------------------------------
($ in thousands)                             Rate     Volume   Rate/Volume Total
-----------------------------------------------------------------------------------
Interest-earning assets:
Loans                                       $   (25)  $ 1,826   $   (10)  $ 1,791
Securities                                       59     1,020        39     1,118
Other interest-earning assets                   (38)      112       (17)       57
-----------------------------------------------------------------------------------
Total interest-earning assets                    (4)  $ 2,958        12   $ 2,966
-----------------------------------------------------------------------------------
Interest-bearing liabilities:

Demand, money market and NOW deposits            70   $   356        80   $   506
Savings deposits                                 10       323        51       384
Time deposits                                    24     1,228         8     1,260
Total deposit accounts                          104     1,907       139     2,150
Federal funds purchased                          (2)       (2)        3        (1)
-----------------------------------------------------------------------------------
Total interest-bearing liabilities              102     1,905       142     2,149
-----------------------------------------------------------------------------------
Net change in interest and dividend income  $  (106)  $ 1,053   $  (130)  $   817
-----------------------------------------------------------------------------------

        The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves. The provision increased from $250,000 for the year ended December 31, 1996, to $352,000 for the year ended December 31, 1997, reflecting growth in the Company's loan portfolio. At December 31, 1997, there were no nonperforming or impaired loans.

        Total noninterest income increased $30,000 to $136,000 in 1997, from $106,000 1996, reflecting increased fee income. Total noninterest expenses increased $355,000 to $1,906,000 for the year ended December 31, 1997, compared to $1,551,000 in 1996. The increase was primarily due to higher salaries and benefits and occupancy and equipment expense resulting from additional costs for the Bank's new branches and overall growth of the Company.

        The provision for income taxes in 1997 amounted to $487,000, an effective income tax rate of 36.6%, as compared to $383,000 and 40.7%, respectively, in 1996. In 1996, a greater portion of the consolidated earnings was generated by the Holding Company, which has a higher state income tax rate than Intervest Bank.

Comparison of Financial Condition at December 31, 1998 and December 31, 1997.

        At December 31, 1998, the Company had total assets of $200,522,000, deposits of $170,467,000, convertible debentures of $7,000,000 and stockholders' equity of $19,544,000. The Company's net earnings increased 70% to $1,435,000 in 1998, from $844,000 in 1997. Return on average assets amounted to 0.81% in 1998, up from 0.68% in 1997. Return on average equity amounted to 7.74% for 1998, also up from 7.53% in 1997. Asset quality continued to remain strong as there were no loans on a nonaccrual or impaired status at December 31, 1998 or 1997. Book value per common share rose to $7.87 at December 31, 1998, from $7.27 a year ago. At December 31, 1998 and 1997, the Bank exceeded all regulatory capital requirements for designation as a well-capitalized institution.

         Total assets increased from $150,755,000 at December 31, 1997, to $200,522,000 at December 31, 1998, reflecting a higher level of securities held to maturity, loans receivable and cash and cash equivalents. Total liabilities increased from $133,135,000 at December 31, 1997, to $180,978,000 at December 31, 1998, reflecting an increase in deposit liabilities and the borrowing of funds through the sale of the Debentures. Stockholders' equity grew from $17,620,000 at December 31, 1997, to $19,544,000 at year-end 1998, reflecting an increase in retained earnings and additional common stock outstanding.

        The Company's balance sheet was comprised of the following:



                                            At December 31, 1998 At December 31, 1997
                                            -------------------- --------------------
                                            Carrying  % of       Carrying    % of
($ in thousands)                              Value  Total Assets  Value  Total Assets
--------------------------------------------------------------------------------------
Cash and cash equivalents                   $ 13,472      6.7%   $  9,176      6.1%
Securities held to maturity, net              82,338     41.1      58,821     39.0
Loans receivable, net                         96,074     47.9      75,652     50.2
All other assets                               8,638      4.3       7,106      4.7
--------------------------------------------------------------------------------------
Total assets                                $200,522    100.0%   $150,755    100.0%
--------------------------------------------------------------------------------------

Deposits                                    $170,467     85.0%   $131,167     87.0%
Convertible debentures                         7,000      3.5        --     --
All other liabilities                          3,511      1.8       1,968      1.3
--------------------------------------------------------------------------------------
Total liabilities                            180,978     90.3     133,135     88.3
--------------------------------------------------------------------------------------
Stockholders' equity                          19,544      9.7      17,620     11.7
--------------------------------------------------------------------------------------
Total liabilities and  stockholders' equity  $200,522    100.0%  $150,755    100.0%
--------------------------------------------------------------------------------------

Securities
----------

         The Company invests in securities after satisfying its liquidity objectives and lending commitments. The Company has historically only purchased securities that are issued by the U.S. government or one of its agencies. Accordingly, the Company's investments in securities carry lower yields, but also have a significantly lower credit risk than its loan portfolio. To manage interest rate risk, the Company normally purchases securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms.

        Securities for which the Company has the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Securities held to maturity totaled $82,338,000 at December 31, 1998, compared to $58,821,000 at December 31, 1997. The increase reflected purchases of securities, partially offset by principal repayments and calls. The estimated fair value of the held-to-maturity portfolio was $82,173,000 at December 31, 1998 and $58,836,000 at December 31, 1997. At December 31, 1998, the securities portfolio consisted of fixed-rate debt obligations of the Federal Home Loan Bank, Federal Farm Credit Bank and Federal National Mortgage Association. The securities have terms that allow the issuer the right to call or prepay its obligation without prepayment penalty.

        From time to time, the Banks may also maintain securities available-for-sale accounts to provide flexibility in the management of asset/liability strategies. During 1998 and 1997, there were no securities classified as available for sale. The Company does not engage in trading activities.

        The investment in the capital stock of the Federal Reserve Bank (FRB), which pays a dividend, is required in order to be a member of the Federal Reserve Banking System. The amount of the investment was $233,000 at December 31, 1998 and 1997.

Loans Receivable
----------------

        Loans receivable, before the allowance for loan loss reserves, increased to $97,736,000 at December 31, 1998, from $76,825,000 at December 31, 1997, due to new originations of commercial real estate and multifamily loans, partially offset by principal repayments on the loan portfolio. The portfolio consisted of $28,944,000 of fixed-rate loans and $69,277,000 of adjustable-rate loans. At December 31, 1998 and 1997, the Company did not have any loans on a nonaccrual status or classified as impaired.

       Almost  all  of  the  loans  in  the   Company's   loan   portfolio  are
collateralized by commercial real estate and multifamily properties. As of December 31, 1998, 94% of the loan portfolio was concentrated in loans collateralized by such properties, compared to 92% at December 31, 1997. Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions.

        Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions as well as the Company's underwriting standards. Economic conditions affect the income levels of borrowers and the market value of the underlying collateral. In addition, although commercial real estate and multifamily loans typically bear higher interest rates than 1-4 family residential loans, they entail certain risks not normally found in 1-4 family residential mortgage lending. Commercial real estate and multifamily loans usually involve larger loans to single borrowers. In addition, satisfactory payment experience on loans secured by income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings) is largely dependent on high levels of occupancy. Thus, these loans are more subject to adverse conditions in the real estate market and economy or specific conditions at or in the vicinity of the property's location.

        The following table sets forth information concerning the Company's loan portfolio by type of loan:


                                       At December 31, 1998          At December 31, 1997
                                       --------------------          --------------------
                                      # of                 % of     # of                % of
($ in thousands)                      loans   Amount      Total     loans  Amount      Total
---------------------------------------------------------------------------------------------
Commercial real estate loans            95   $ 68,828      70.1%     106  $ 64,270     83.2%
Residential multifamily loans           51     23,707      24.1       34     6,903      8.9
Residential 1-4 family loans            47      2,627       2.7       49     3,162      4.1
Construction loans                      --         --        --        1       158      0.2
Commercial loans                        49      2,875       2.9       49     2,641      3.4
Consumer loans                          17        184       0.2       13        92      0.2
---------------------------------------------------------------------------------------------
Total gross loans receivable           259     98,221     100.0%     252    77,226    100.0%
---------------------------------------------------------------------------------------------
Deferred loan fees                               (485)                        (401)
Allowance for loan loss reserves               (1,662)                      (1,173)
---------------------------------------------------------------------------------------------
Loans receivable, net                        $ 96,074                     $ 75,652
---------------------------------------------------------------------------------------------

        The following table shows the scheduled contractual principal repayments by period of the Company's loan portfolio:

                         At December 31,
                         ---------------
($ in thousands)           1998     1997
--------------------------------------------------------------------------------
Within one year         $15,674  $ 8,383
Over one to five years   69,416   49,195
Over five years          13,131   19,648
--------------------------------------------------------------------------------
                        $98,221  $77,226
--------------------------------------------------------------------------------

At December 31, 1998, $56,551,000 of loans with adjustable rates and $25,996,000 of loans with fixed rates were due after one year.

The following table sets forth the activity in the loan portfolio:


                                             For the Year Ended December 31,
($ in thousands)                                    1998       1997
--------------------------------------------------------------------------------
Loans receivable, net, at beginning of year     $ 75,652   $ 59,499
  Loans originated                                33,222     23,844
  Principal repayments                           (12,237)    (7,281)
  Recoveries                                          10         10
  Increase in unearned loan fees                     (84)       (58)
  Net loan activity                               96,563     76,014
  Increase in allowance for loan loss reserves      (489)      (362)
--------------------------------------------------------------------------------
Loans receivable, net, at end of year           $ 96,074   $ 75,652
--------------------------------------------------------------------------------

Nonaccrual Loans
----------------

        Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. The Company's policy is to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or when in the opinion of the Company's management, principal or interest is not likely to be paid in accordance with the terms of the loan. Consumer installment loans are charged off after 90 days of delinquency unless they are adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed and charged against interest income. Subsequent payments received on loans in nonaccrual status are applied to the outstanding principal. During 1998 and 1997, the Company did not have any loans on a nonaccrual status.

Allowance for Loan Loss Reserves
--------------------------------

        The allowance for loan loss reserves is established through a provision for loan loss reserves charged to operations. Loans are charged against the allowance for loan loss reserves when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The adequacy of the allowance is evaluated monthly or more frequently when necessary with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending region. Although management believes it uses the best information available to make determinations with respect to the allowance for loan loss reserves, future adjustments may be necessary if economic conditions, or other factors, differ from those assumed in the determination of the level of the allowance.

        In addition, SFAS No. 114, as amended by SFAS No. 118, specifies the manner in which the portion of the allowance for loan loss reserves related to impaired loans is computed. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both full principal and interest due according to the contractual terms of the loan agreement. Impairment for larger balance loans such as commercial real estate and multifamily loans are required to be measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan loss reserves and a charge through the provision for loan loss reserves. The Company normally charges off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

        The Company considers a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and/or interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management that would indicate the full repayment of principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications. Impaired loans normally consist of loans on nonaccrual status.

        Management evaluates all commercial real estate, residential mortgage loans and commercial loans for impairment on a loan-by-loan basis. For smaller balance homogeneous loans, such as consumer loans, evaluations for impairment is done on an aggregate basis. The Company utilizes its own historical charge-off experience as well as the charge off experience of its peer group and industry statistics to evaluate the adequacy of the allowance for loan loss reserves for consumer loans. Lastly, the Company's regulators, as an integral part of their examination process, periodically review the allowance for loan loss reserves. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

        At December 31, 1998, the Company's allowance for loan loss reserves amounted to $1,662,000, compared to $1,173,000 at year-end 1997. The increase reflected the growth in the loan portfolio and management's intent to maintain the reserves at a level it believes to be adequate. During 1998 and 1997, the Company did not have any loans on a nonaccrual status or classified as impaired. At December 31, 1998 and 1997, the allowance for loan loss reserves was predominately allocated to commercial real estate and multifamily loans.

The following table sets forth certain information with respect to the Company's allowance for loan loss reserves:


                               For the Year Ended December 31,
                               -------------------------------
($ in thousands)                     1998      1997
--------------------------------------------------------------------------------
Allowance at beginning of year     $ 1,173   $   811
Provision charged to operations        479       352
Recoveries                              10        10
--------------------------------------------------------------------------------
Allowance at end of year           $ 1,662   $ 1,173
--------------------------------------------------------------------------------
Ratio of allowance to total loans     1.70%     1.53%
Total loans, net of deferred fees  $97,736   $76,825
Average loans during the year      $90,470   $68,711
--------------------------------------------------------------------------------

Foreclosed Real Estate
----------------------

         Real estate acquired by the Company as a result of foreclosure or deed in lieu of foreclosure is classified as foreclosed real estate. Foreclosed real estate is recorded at the lower of cost or fair value less estimated selling costs. This estimated loss, if any, is charged to the allowance for loan loss reserves at the time the loan is transferred. An additional valuation allowance is recorded at the time management believes that further deterioration in value has occurred subsequent to the transfer of the loan. At Year end 1998 and 1997, the Company did not have any foreclosed real estate.

All Other Assets
----------------

        All other assets increased to $8,638,000 at December 31, 1998, from $7,106,000 at December 31, 1997. The increase was almost all due to unamortized costs related to the sale of the Debentures ($522,000), start-up costs associated with organizing the new nationally-chartered bank ($309,000), and increases in accrued interest receivable ($473,000) and deferred tax benefits ($94,000).

        In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for the Company's 1999 financial statements. The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred. Previously, start-up costs were generally capitalized and amortized over a period of time. Upon adoption of this statement, approximately $160,000 of start-up costs already incurred in organizing the new bank will be expensed in the first quarter of 1999.
Additional expenses also will be incurred in the first quarter in connection with organizing Intervest National Bank.

Deposits
--------

        Deposit liabilities increased to $170,467,000 at December 31, 1998, from $131,167,000 at December 31, 1997. The increase was due to net deposit inflows and growth in deposit accounts. At December 31, 1998, time deposit accounts totaled  $99,033,000  and demand  deposits  and  savings and  checking  accounts aggregated $71,434,000. This compared to deposits of $93,378,000 and $37,789,000, respectively, at December 31, 1997. Time deposits represented 58% of total deposits at December 31, 1998, compared to 71% at year-end 1997. Intervest Bank does not have a concentration of deposits from any one source. Management believes that substantially all of Intervest Bank's depositors are residents in its primary market area. Intervest Bank does not accept brokered deposits.

The following table shows the distribution of deposit accounts by type:

                             At December 31, 1998 At December 31, 1997
                             -------------------- --------------------
                                           % of              %  of
($ in thousands)                Amount     Total  Amount     Total
--------------------------------------------------------------------------------
Demand deposits               $  3,027      1.8% $ 3,490      2.7%
NOW deposits                     7,955      4.7    4,290      3.3
Money market deposits           33,629     19.7   17,180     13.1
Savings deposits                26,823     15.7   12,829      9.7
--------------------------------------------------------------------------------
                                71,434     41.9   37,789     28.8
--------------------------------------------------------------------------------
Certificates of deposit (1):
4.00% to 4.99%                  13,968      8.2       30   --
5.00% to 5.99%                  62,472     36.6   69,855     53.3
6.00% to 6.99%                  16,824      9.9   16,882     12.9
7.00% to 7.99%                   5,769      3.4    6,611      5.0
--------------------------------------------------------------------------------
                                99,033     58.1   93,378     71.2
--------------------------------------------------------------------------------
Total deposit accounts        $170,467    100.0%$131,167    100.0%
--------------------------------------------------------------------------------

(1)      Includes   individual   retirement  accounts  totaling  $7,986,000  and
         $7,065,000 at December 31, 1998 and 1997, respectively, all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 1998 and 1997, which mature during the periods indicated:


                              Year Ending December 31,
--------------------------------------------------------------------------------
                                                     2003 &
($ in thousands)  1999     2000     2001      2002  thereafter Total
--------------------------------------------------------------------------------
At December 31, 1998:
4.00% to 4.99%  $11,525  $ 2,130  $   109  $    43  $   161  $13,968
5.00% to 5.99%   40,912   10,358    2,597    3,427    5,178   62,472
6.00% to 6.99%      795      905    7,347    6,996      781   16,824
7.00% to 7.99%    1,898    3,659      100      110        2    5,769
--------------------------------------------------------------------------------
                $55,130  $17,052  $10,153  $10,576  $ 6,122  $99,033
--------------------------------------------------------------------------------

                             Year Ending December 31,
                             ------------------------
                                                    2002 &
($ in thousands)   1998    1999     2000     2001  thereafter  Total
--------------------------------------------------------------------------------
At December 31, 1997:
4.00% to 4.99%  $    30  $  --    $  --    $  --    $  --    $    30
5.00% to 5.99%   46,513   13,955    4,149    1,873    3,365   69,855
6.00% to 6.99%      349      791      656    7,389    7,697   16,882
7.00% to 7.99%       62    1,808    4,641      100     --      6,611
--------------------------------------------------------------------------------
                $46,954  $16,554  $ 9,446  $ 9,362  $11,062  $93,378
--------------------------------------------------------------------------------

The following table shows the maturities of certificates of deposit in denominations of $100,000 or more:


                                      At December 31,
                                      ---------------
($ in thousands)                       1998     1997
--------------------------------------------------------------------------------
Due within three months or less      $ 1,800  $ 1,554
Due over three months to six months    1,757    1,149
Due over six months to one year        3,796    1,787
Due over one year                      3,609    5,016
--------------------------------------------------------------------------------
                                     $10,962  $ 9,506
--------------------------------------------------------------------------------

The following table shows the net deposit flows for Intervest Bank:

                              For the Year Ended December 31,
                              -------------------------------
($ in thousands)                          1998     1997
--------------------------------------------------------------------------------
Net increase before interest credited  $31,323  $32,164
Net interest credited                    7,977    5,556
--------------------------------------------------------------------------------
Net deposit increase                   $39,300  $37,720
--------------------------------------------------------------------------------

Convertible Debentures
----------------------

        In June 1998, the Holding Company sold $7,000,000 of Convertible Subordinated Debentures (the "Debentures") in a public offering. The proceeds from the sale, net of underwriting discounts, commissions and other fees, amounted to approximately $6,500,000. The proceeds are part of the Holding Company's working capital.

        The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008, unless previously redeemed by the Holding Company, into shares of Class A common stock at various conversion prices. The Holding Company also has the option at any time to call all or any part of the Debentures for payment and redeem the same at any time prior to maturity thereof. Interest on the Debentures accrues and compounds each calendar quarter at 8%. All accrued interest is payable at maturity whether by acceleration, redemption or otherwise. Any debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly. See note 7 to the consolidated financial statements for a discussion of conversion prices and redemption premiums.

Other Borrowed Funds
--------------------

        Intervest Bank, from time to time, obtains funds through Federal funds purchases when such funds are available at attractive rates. There was an insignificant amount of borrowings during 1998 and 1997 from this source. At December 31, 1998 and 1997, there were no outstanding borrowings.

Stockholders' Equity
--------------------

        Stockholders' equity increased to $19,544,000 at December 31, 1998, from $17,620,000 at year-end 1997. The increase was almost all due to net earnings of $1,435,000 and $446,000 of proceeds from the issuance of 60,100 shares of Class A common stock upon the exercise of stock warrants.

Asset/Liability Management

        The Company's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while adjusting the Company's asset/liability structure to maximize the net yield on that structure. The Company relies primarily on its asset-liability strategy to control interest rate risk. This strategy is overseen in part through the direction of the Asset and Liability Committee ("ALCO") of the Board of Directors, which establishes policies and monitors results to control interest rate sensitivity.

         As a part of the Company's interest rate risk management policy, ALCO examines the extent to which the Company's assets and liabilities are "interest rate-sensitive" and monitors the Company's interest rate sensitivity "gap." An asset or liability is normally considered to be interest rate-sensitive if it will reprice or mature within one year or less. The interest rate-sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. Conversely, a gap is considered negative when the opposite is true.

        During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

        A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates due to the following reasons. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates. In addition, certain assets, such as adjustable-rate mortgage loans, may have features generally referred to as "interest rate caps," which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, asset prepayment and early deposit withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase, and the behavior of depositors may be different than those assumed in the gap analysis.

        For purposes of creating the gap analysis, deposits with no stated maturities are treated as readily accessible accounts. Given this assumption, the Company's negative one-year interest rate sensitivity gap was 36.7% at December 31, 1998 and 28.2% at December 31, 1997. However, if those deposits were treated differently in the gap analysis, then the interest-rate sensitivity gap would be lower. The behavior of core depositors may not necessarily result in the immediate withdrawal of funds in the event deposit rates offered by the Company did not change as quickly and uniformly as changes in general market rates. For example, if only 25% of deposits with no stated maturity were assumed to be readily accessible (within the one year buckets), the Company's negative one-year gap would have been 11.1% at year-end 1998 and year-end 1997. The Company also maintains a "floor," or minimum rate, on many of its floating-rate loans. The contractual "floor" amount for each specific loan is determined in relation to the prevailing market rates on the date of origination and management retains a great deal of flexibility in connection with the establishment of floors for particular loans. Notwithstanding the aforementioned, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

        The following table summarizes information relating to the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1998, that are scheduled to mature or reprice within the periods shown.


                                        0-3        4-12     Over 1-5    Over 5
                                        ---        ----     --------    ------
($ in thousands)                       Months     Months      Years      Years    Total
------------------------------------------------------------------------------------------
Loans (1)                            $ 21,846   $ 15,011   $ 60,035   $  1,329   $ 98,221
Securities (2)                            500      1,515     68,099     12,224     82,338
Federal funds sold                      6,473       --         --         --        6,473
Short-term investments                  4,123       --         --         --        4,123
Federal reserve bank stock                233       --         --         --          233
Interest-bearing deposits                 199       --         --         --          199
------------------------------------------------------------------------------------------
Total rate-sensitive assets          $ 33,374   $ 16,526   $128,134   $ 13,553   $191,587
------------------------------------------------------------------------------------------
Deposit accounts (3):
  Money market deposits              $ 33,629   $   --     $   --     $   --     $ 33,629
  NOW deposits                          7,955       --         --         --        7,955
  Savings deposits                     26,823       --         --         --       26,823
  Time deposits                        16,555     38,575     42,903      1,000     99,033
  Total deposits                       84,962     38,575     42,903      1,000    167,440
Convertible subordinated debentures      --         --         --        7,000      7,000
Accrued interest on debentures           --         --         --          299        299
------------------------------------------------------------------------------------------
Total rate-sensitive liabilities     $ 84,962   $ 38,575   $ 42,903   $  8,299   $174,739
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
GAP (repricing differences)          $(51,588)  $(22,049)  $ 85,231   $  5,254   $ 16,848
------------------------------------------------------------------------------------------
Cumulative GAP                       $(51,588)  $(73,637)  $ 11,594   $ 16,848   $ 16,848
------------------------------------------------------------------------------------------
Cumulative GAP to total assets         -25.7%     -36.7%        5.8%       8.4%       8.4%
------------------------------------------------------------------------------------------

        Assumptions used in preparing the table above:


(1) Adjustable-rate loans are included in the period in which their interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayments, according to their contractual maturities; (2) securities are scheduled according to their contractual maturity dates, which does not take into consideration the effects of possible prepayments that may result from the issuer's right to call a security before its contractual maturity date; (3) money market, NOW and savings deposits are regarded as ready accessible withdrawable accounts; and all other time deposits are scheduled through their maturity dates.

Liquidity and Capital Resources

        The Company manages its liquidity position on a daily basis to assure that funds are available to meet operations, loan and investment funding commitments, deposit withdrawals and the repayment of borrowed funds. The Company's primary sources of funds consist of: retail deposits obtained through Intervest Bank's branch offices; amortization, satisfactions and repayments of loans; the maturities and calls of securities; and cash provided by operating activities. For additional information about the cash flows from the Company's operating, investing and financing activities, see the consolidated statements of cash flows included in the financial statements.

        At December 31, 1998, the Company's total commitment to lend aggregated $3,175,000. The Company also had approximately $600,000 in signed contracts for the purchase of furniture, equipment and other leasehold improvements in connection with the formation of the new national bank. Based on its cash flow projections, the Company believes that it can fund all of its outstanding commitments and future capital expenditures from the aforementioned sources of funds.

        Intervest Bank has agreements  with  correspondent  banks whereby it may borrow up to $6,000,000 on an unsecured basis. There were no significant borrowings during 1998 and 1997 from these sources. In June 1998, the Holding Company sold convertible subordinated debentures for net proceeds of approximately $6,500,000. These funds are part of the Holding Company's working capital

         The Banks are subject to various regulatory capital requirements administered by the Federal banking agencies. The FDIC Improvement Act of 1991, among other matters, established five capital categories ranging from well capitalized to critically undercapitalized. Such classifications are used by the FDIC and other bank regulatory agencies to determine various matters, including prompt corrective action and each institution's semi-annual FDIC deposit insurance premium assessments. The capital categories involve quantitative measures of a Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Intervest Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements.

        The Banks are required to maintain, for regulatory compliance and reporting purposes, regulatory defined minimum leverage and Tier 1 and total risk-based capital ratio levels of at least 4%, 4% and 8%, respectively. At December 31, 1998, management believes that Intervest Bank met its capital adequacy requirements. Intervest Bank is a well-capitalized institution as defined in the regulations, which requires minimum Tier 1 leverage and Tier 1 and total risk-based ratios of 5%, 6% and 10%, respectively. Management believes that there are no current conditions or events outstanding which would change Intervest Bank's designation as a well-capitalized institution.

        Information regarding Intervest Bank's regulatory capital and related ratios, is summarized below:

                                                               At December 31
                                                               --------------
($ in thousands)                                              1998        1997
--------------------------------------------------------------------------------
Tier 1 Capital:
   Common stockholders' equity                            $  11,104    $   9,420
   Less disallowed portion of deferred tax asset               (412)        (295)
--------------------------------------------------------------------------------
Total Tier 1 capital                                         10,692        9,125
--------------------------------------------------------------------------------
Tier 2 Capital:

   Allowable portion of allowance for loan loss reserves      1,354        1,118
--------------------------------------------------------------------------------
Total risk-based capital                                  $  12,046    $  10,243
--------------------------------------------------------------------------------
Risk-weighted assets                                      $ 108,050    $  89,414
Average assets for regulatory purposes                    $ 177,148    $ 139,777
Tier 1 capital to average regulatory assets                    6.04%        6.53%
Tier 1 capital to risk-weighted assets                         9.90%       10.21%
Total capital to risk-weighted assets                         11.15%       11.46%
--------------------------------------------------------------------------------

Recent Accounting Pronouncements

        Refer to note 1 to the notes to the consolidated financial Statements for a discussion of this topic and for a discussion of the new accounting principle related to start-up costs.

Impact of Inflation and Changing Prices

        The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Market Risk

        Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of December 31, 1998 and 1997, which reflect changes in market prices and rates, can be found in Note 19 of the notes to consolidated financial statements.

        The Company's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while adjusting the Company's asset/liability structure to maximize the net yield on that structure. The Company relies primarily on its asset-liability strategy to control interest rate risk. This strategy is overseen in part through the direction of the Asset and Liability Committee of the Board of Directors, which establishes policies and monitors results to control interest rate sensitivity. For a further discussion, see page 26.

Year 2000 Compliance

         The Year 2000 issue is the result of computer programs, which were written using two digits rather than four digits to define the applicable year. As a result, such programs may recognize a date using "00" as the year 1900 instead of the year 2000, which could result in system failures or miscalculations.

         The Company is aware of the many areas affected by the Year 2000 computer issue, as addressed by the Federal Financial Institutions Examination Council in its interagency statement, which provided an outline for institutions to effectively manage the Year 2000 challenges. The Board of Directors has approved a Year 2000 plan, which addresses Year 2000 issues therein, including awareness, assessment, renovation, validation, implementation, testing and contingency planning. The Company has formed a Year 2000 committee that is responsible for the oversight of completing the Year 2000 plan on a timely basis.

        The Company has completed its testing phase of mission critical systems and has determined that the costs of making modifications to correct any Year 2000 issues will not materially affect reported operating results. The Company's contingency plan relative to Year 2000 issues has been finalized and will be tested prior to June 30, 1999. During this testing phase, management will determine if it is necessary to develop a "worst case scenario" contingency plan resulting from the lack of electrical supply and or telephone service. Based on testing results, the Company's mission critical systems have been deemed to be Year 2000 compliant and, therefore, a contingency plan has not been developed with respect to those systems. With regards to non-mission critical internal systems, the Company's contingency plans are to replace those systems that test as being noncompliant. Alternatively, some systems could be handled manually on an interim basis. Should outside service providers not be able to provide compliant systems, the Company will terminate those relationships and transfer to Year 2000 compliant vendors

         The Company also recognizes the importance of determining that its borrowers are facing the Year 2000 problem in a timely manner to avoid deterioration of the loan portfolio solely due to this issue. All material relationships have been identified and questionnaires have been completed to assess the inherent risks. Deposit customers have received statement stuffers and informational material in this regard. The Company plans to work on a one-on-one basis with any borrower who has been identified as having high Year 2000 risk exposure.

        Although management believes that the Company will not incur material costs associated with the Year 2000 issue, there can be no assurances that all hardware and software that the Company will use will be Year 2000 compliant. Management cannot predict the amount of financial difficulties it may incur due to the Company's customers and vendors inability to perform according to their agreements with the Company or the effects that other third parties may cause as a result of this issue. Therefore, there can be no assurance that the failure or delay of others to address the Year 2000 issue or that the costs involved in such process will not have a material adverse effect on the Company's business, financial condition, and results of operations.

          It is anticipated that the Company's deposit customers will have increased demands for cash in the latter part of 1999 and correspondingly, the Company will maintain its liquidity levels to meet any increased demand.

                                    BUSINESS
Intervest Bancshares Corporation
--------------------------------

        Intervest Bancshares Corporation is a registered bank holding company (the "Holding Company") incorporated in 1993 under the laws of the State of Delaware. Its principal office is located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020, and its telephone number is 212-218-2800. The Holding Company's Class A common stock was approved for listing on the NASDAQ SmallCap Market (Symbol: IBCA) in November 1997. Prior to then, there had been no established trading market for the securities of the Holding Company. At March 31, 1999, the Holding Company owned 99.88% of the outstanding common and 100% of the outstanding preferred stock of Intervest Bank and all of the issued and outstanding shares of Intervest National Bank. Hereafter, the Holding Company and the Banks are referred to collectively as the "Company," on a consolidated basis. The Company's results of operations are primarily dependent upon the Banks' results of operations.

        At March 31, 1999, the Company had total assets of $197,071,000, deposits of $166,283,000, convertible debentures of $6,990,000 and stockholders' equity of $19,859,000.

        The Holding Company's primary business is the operation of the Banks. It does not engage in any other substantial business activities other than a limited amount of real estate mortgage lending. In 1998, the Holding Company also sold convertible debentures that raised funds for working capital purposes.

Intervest Bank
--------------

        Intervest Bank is a Florida state-chartered commercial bank that provides a wide range of banking services to small and middle-market businesses and individuals through its banking offices located in Pinellas County, Florida. The principal executive offices of Intervest Bank are located at 625 Court Street, Clearwater, Florida 33756. In addition, Intervest Bank has four branches; three in Clearwater, Florida and one in South Pasadena, Florida. At
March 31, 1999, Intervest Bank had total assets of $181,020,00, deposits of $166,283,000 and stockholders' equity of $11,447,000.

        Intervest Bank is subject to examination and regulation by the Federal Reserve Board (the "FRB") and its deposits are insured by the FDIC to the extent permitted by law. Intervest Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance. Intervest Bank conducts a personalized commercial and consumer banking business, which consists of attracting deposits from the areas served by its banking offices. Those deposits, together with funds derived from other sources, are used to originate a variety of commercial, consumer and real estate loans and to purchase investment securities. Commercial loans include both collateralized and uncollateralized loans for: working capital (including inventory, receivables and business expansion); real estate acquisitions and improvements; and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for financing automobiles, boats, home improvements and personal investments.

        As is the case with banking institutions generally, Intervest Bank's operations are significantly influenced by general economic conditions and by related monetary and fiscal policies of banking regulatory agencies, including the FRB, the FDIC and Florida Department of Banking and Finance. Deposit flows and the rates paid thereon are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Intervest Bank faces strong competition in the attraction of deposits (its primary source of funds) and in the origination of loans.

        The revenues of Intervest Bank are primarily derived from interest on, and fees received in connection with, loans and from interest and dividends from securities and other short-term investments. The principal sources of funds for Intervest Bank's lending activities are deposits, repayment of loans, maturities and calls of securities and cash flow generated from operating activities. Intervest Bank's principal expenses are interest paid on deposits and operating and general administrative expenses.

Intervest National Bank
-----------------------

        Intervest National Bank is a national bank that received its charter from the OCC and opened for business on April 1, 1999. Intervest National Bank is a full-service commercial bank and is subject to the supervision and examination of the OCC. Its deposits are insured by the FDIC to the extent permitted by law. The principal executive office of Intervest National Bank is located at One Rockefeller Plaza, Suite 300, New York, New York 10020. Because Intervest National Bank commenced operations on April 1, 1999, and because substantially all of the information contained in this prospectus relates to the periods through March 31, 1999, the following information relates, for the most part, to the operations of the Holding Company and its other subsidiary, Intervest Bank.

Market Area

        Intervest Bank's facilities are located in Pinellas County, which is Intervest Bank's primary market area and is the most populous county in the Tampa Bay area of Florida with an estimated resident population of over 800,000 people. The area has many more seasonal residents. The "Tampa Bay" area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County). The current population of the Tampa Bay area is estimated at over 2,000,000, which reflects significant population increases since 1970. Pinellas is the most densely populated county in Florida, with nearly 3,000 people per square mile. The average age of the population for the region is estimated at 45 years (as compared to 38 years for the State of Florida), which reflects the history of Pinellas County as a retirement area. Recent years have shown a slight drop in average age due to an increase in office and manufacturing employment opportunities. Clearwater is the county seat of Pinellas County and its second largest city, encompassing approximately 32 square miles with a population of about 100,000. Intervest Bank's deposit gathering and lending markets are concentrated in the communities surrounding its offices in Clearwater and South Pasadena, Florida. Management believes that its offices are located in an area serving small and mid-sized businesses and serving middle and upper income residential communities.

        In the case of Intervest National Bank, its primary market area is the metropolitan New York area, and Manhattan in particular. The Holding Company's direct lending activities have, to date, been concentrated in the New York City metropolitan region. It also considers Connecticut, Florida, New Jersey, Pennsylvania and Washington D.C. as its primary lending market.

Competition

        The deregulation of the banking industry and the widespread enactment of state laws that permit multi-bank holding companies, as well as an increasing level of interstate banking, have created a highly competitive environment for commercial banking. In one or more aspects of their business, the Banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Banks does not currently provide. In addition, many of the Banks' non-bank competitors are not subject to the same extensive Federal regulations that govern bank holding companies and Federally insured banks.

        Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits. Management believes that a community bank is better positioned to establish personalized relationships with both commercial customers and individual households. The Banks' community commitment and involvement in their primary market areas, as well as their commitment to quality and personalized banking services are factors that contribute to the Banks' competitiveness. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and their needs. Consequently, management believes that the Banks can compete successfully in their primary market areas by making prudent lending decisions quickly and more efficiently than their competitors, without compromising asset quality or profitability, although no assurances can be given that such factors will assure success. In addition, management believes a personalized service approach enable the Banks to attract and retain core deposits.

Asset Quality

        Management seeks to maintain a high level of asset quality. The Company seeks to maintain diversification when considering investments in securities and the originations of loans. In originating loans, emphasis is placed on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. Lending activities are conducted pursuant to written policies. Each loan officer has defined lending authority. Depending on their type and size, certain loans must be reviewed and approved by a Loan Committee comprised of certain members of the Board of Directors prior to being originated. As part of its loan portfolio management strategy, the Company typically limits its loans to a maximum of 80% of the value of the underlying real estate as determined by an appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans. Further, the Loan Committee concentrates its efforts and resources and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral. Management also has in place a review process with the objective of quickly identifying, evaluating and initiating necessary corrective actions for any problem loans. The goal of this loan review process is to address any classified loans as early as possible. Management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards. Management believes that its policies and procedures reduce the Company's exposure to the risks associated with a downturn in real estate values. However, there can be no assurance that a downturn in real estate values, as well as other economic factors, would not have an adverse impact on the Company's profitability. At March 31, 1999 and December 31, 1998 and 1997, the Company did not have any nonperforming assets.

Lending Activities

        The Company's lending activities include real estate loans and commercial and consumer loans. Real estate loans include primarily the origination of loans for commercial and multifamily properties. While the Company's lending activities include single-family residential mortgages, such lending has not been emphasized. Commercial loans are originated for working capital funding. Consumer loans include those for the purchase of automobiles, boats, home improvements and investments. At March 31, 1999, the loan portfolio amounted to $91,345,000.

Real Estate Mortgage Lending
----------------------------

        The Company offers real estate loans secured by commercial and residential real estate. A substantial portion of the Company's loan portfolio is comprised of loans secured by commercial and multifamily real estate, including apartment buildings, office buildings and retail shopping centers. The properties are located mostly in the Company's primary market area.

        Commercial and multifamily mortgage lending generally involves greater risk than 1-4 family residential lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income producing properties is typically dependent upon the successful operation of the underlying real estate.

        The Company's underwriting procedures require mortgage title insurance, hazard insurance and an appraisal of the property securing the loan to determine the property's adequacy as security. Loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on new loans originated by the Company typically do not exceed 80%.

        New mortgage loans on commercial real estate and multifamily properties are normally originated for terms of no more than 20 years with interest rates that are predominantly variable rate, based on a fixed margin mainly over the prime rate and the five-year constant maturity treasury index.

Commercial Lending
------------------

        The Banks offers a variety of commercial loan services including term loans, lines of credit and equipment financing. Short-to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital needs (including those secured by inventory, receivables and other assets), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure. The Banks' commercial loans primarily are underwritten in each Bank's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Banks take as collateral a lien on any available real estate, equipment, or other assets. Working capital loans are primarily collateralized by short-term assets, whereas term loans are primarily collateralized by longer-term assets.

        Unlike 1-4 family residential mortgage loans, (which generally are made on the basis of the borrower's ability to make repayment from their employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable) commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of their business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Consumer Lending
----------------

        Consumer loans made by the Banks include those for: the purchase of automobiles, recreation vehicles and boats; second mortgages; home improvements; home equity lines of credit; and personal loans (both collateralized and uncollateralized). Consumer loans typically have a short term and carry higher interest rates than that charged on other types of loans. In addition, consumer loans pose additional risks of collectability when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Banks are required to rely on the borrower's ability to repay since the collateral may be of reduced value at the time of collection.

Loan Solicitation and Processing
--------------------------------

        Loan originations are derived from: direct solicitation by the Banks' loan officers; existing customers and borrowers; advertising; walk-in customers; and referrals from brokers. Upon receipt of a loan application from a prospective borrower, a credit report and other verifications are obtained to substantiate specific information relating to the applicant's employment income and credit standing. An appraisal, where required, of any real estate intended to collateralize the proposed loan is undertaken by an appraiser approved by the Banks.

Security Investment Activities

        The Banks' investment policies and strategies are reviewed and approved by their respective Board of Directors and Investment Committees. The Banks have historically only purchased securities that are issued directly by the U.S. Government or one of its agencies. Accordingly, the Banks' investments in securities carry a significantly lower credit risk than their loan portfolios. To manage interest rate risk, the Banks normally purchase securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms. The Holding Company normally invests its excess cash in short-term investments of three months or less. Securities held to maturity totaled $85,327,000 at March 31, 1999.

Deposit Activities

        Deposits are the major source of the Banks' funds for lending and other investment purposes. At March 31, 1999, deposit liabilities totaled $166,263,000. The majority of deposit accounts are solicited from small business, professional firms and households located throughout the Banks'
primary market areas through the offering of a broad variety of deposit services. These services include: certificates of deposit (including "jumbo" certificates in denominations of $100,000 or more); individual retirement accounts ("IRAs"); other time deposits; checking and other demand deposit accounts; negotiable order of withdrawal (NOW) accounts, savings accounts and money market accounts. Transaction accounts and time deposits are tailored to the principal market area of the Bank at rates competitive to those in the area. In addition, the determination of rates and terms also considers the Banks' liquidity requirements, growth goals and Federal regulations. Maturity terms, service fees and withdrawal penalties are reviewed and established by the Banks on a periodic basis. The Banks also offer ATM services with access to local, state and national networks, wire transfers, direct deposit of payroll and social security checks and automated drafts for various accounts. In addition, Intervest Bank offers safe deposit boxes to its customers. The Banks periodically review the scope of the banking products and services they offer so as to determine whether to add to or modify them, consistent with market opportunities and available resources.

Other Sources of Funds

        The Banks, from time to time, obtain funds through the Federal funds market when such funds are available at attractive rates. Such funds were not emphasized in 1988 or 1997. In June 1998, the Holding Company sold $7,000,000 of convertible subordinated debentures for net proceeds of approximately $6,500,000. The proceeds are part of the Holding Company's working capital.

Employees

        At March 31, 1999, the Company employed 34 full-time employees and 3 part-time employees. None of the employees are covered by a collective bargaining agreement and the Company believes that its employee relations are good.

Federal and State Taxation

        The Holding Company and the Banks file a consolidated Federal income tax return on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Banks and bank holding companies are subject to Federal and state income taxes in the same manner as other corporations. In accordance with an income tax sharing agreement, income tax charges or credits are, for financial reporting purposes, allocated to the Holding Company and its subsidiary on the basis of their respective taxable income or loss included in the consolidated income tax return.

         Although the Banks' income tax liability is determined under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions. The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions. Based on the asset size of the bank, a bank is permitted to maintain a bad debt reserve calculated on an experience method, based on chargeoffs and recoveries for the current and preceding five years, or a "grandfathered" base year reserve, if larger.

        The Holding Company files state income tax returns in New York and New Jersey and a franchise tax return in Delaware. Intervest Bank files a state income tax return in Florida. Florida taxes banks under primarily the same provisions as other corporations. The Holding Company's activities, other than the bank operations, are taxable in the State of New York. Generally, New York State taxable income is calculated under applicable Code sections with some modifications required by state law.

Investment in Subsidiaries

        The  following   schedule  sets  forth   information   with  respect  to
investments in, income from dividends, and equity in earnings of the Holding Company's consolidated subsidiaries:

                                         At March 31, 1999
                                 ---------------------------------          Holding Company's Share
($ in thousands)                  % of                   Equity in          of Earnings for the Years
                                 Voting    Total        Underlying          Ended December 31,
Subsidiary                       Stock  Investment      Net Assets          1999                     1998
----------                       -----  ----------      ----------          ----                     ----
Intervest Bank                   99.84%   $11,430         $11,430           $341                    $244

At April 1, 1999, the Holding Company's equity in the underlying net assets of Intervest National Bank was $9,000,000, and it owned 100% of that Bank's issued and outstanding stock. There were no dividends paid in the first quarter of 1999.

                                        At December 31, 1998
                                        --------------------                 Holding Company's Share
($ in thousands)                  % of                   Equity in           of Earnings for the Years
                                 Voting    Total         Underlying          Ended December 31,
Subsidiary                       Stock   Investment      Net Assets          1998            1997
----------                       -----   ----------      ----------          ----            ----
Intervest Bank                   99.78%   $11,081         $11,081          $1,149            $753

There were no dividends paid to the Holding Company by Intervest Bank in 1998 or 1997.

Supervision and Regulation

        Bank holding companies and banks are extensively regulated under both Federal and state laws and regulations that are intended to protect depositors, not stockholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Holding Company and its subsidiary.

Bank Holding Company Regulation
-------------------------------

        As a bank holding company registered under the Bank Holding Company Act of 1956 (BHCA), the Holding Company is subject to the regulation and supervision of the FRB. The Holding Company is required to file with the FRB periodic reports and other information regarding its business operations and those of its subsidiary. Under the BHCA, the Holding Company's activities and those of its subsidiary are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiary or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

        As a bank holding company, the Holding Company is required to obtain the prior approval of the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The FRB also considers managerial, capital and other financial factors in acting on acquisition or merger applications. A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in any non-banking activity, unless such activity has been determined by the FRB to be closely related to banking or managing banks. The FRB has identified by regulation various non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the FRB.

        It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding Company's ability to serve as a source of strength to its banking subsidiaries. In addition, the Federal regulatory agencies are authorized to prohibit a banking institution or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its banking subsidiaries and to commit resources to their support. Such support may be required at times when, absent this FRB policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

        The FRB monitors the capital adequacy of bank holding companies and has adopted risk-based capital adequacy guidelines to evaluate bank holding companies on a consolidated basis. The guidelines require a ratio of "Tier 1" or Core Capital (generally, common stockholders' equity, perpetual noncumulative, preferred stock and minority interests in consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items) to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. At March 31, 1999, the Company's consolidated ratio of total capital to risk-weighted assets was 18.09% and its risk-based Tier 1 capital ratio was 16.83%.

        The FRB also uses a leverage ratio to evaluate the capital adequacy of bank holding companies. The leverage ratio applicable to the Holding Company requires a ratio of Tier 1 capital to adjusted total average assets of not less than 3%, although most organizations are expected to maintain leverage ratios that are 100-200 basis points above this minimum ratio. The Holding Company's leverage ratio at March 31, 999, was 73.72%.

        The Federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the FRB provide that concentration of credit risk and certain risk arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

        The FRB and the other Federal banking agencies have adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agency's determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

Bank Regulation
---------------

        Intervest Bank is a state-chartered banking corporation subject to the supervision and regular examination by the FRB, the Florida Department of Banking and Finance and the FDIC. The operations of Intervest Bank are subject to numerous statutes and regulations. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of Intervest Bank's operations. Various consumer laws and regulations also affect the operations of Intervest Bank, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, and fair credit reporting. Under the provisions of the Federal Reserve Act, Intervest Bank is subject to certain restrictions on any extensions of credit to the Holding Company or, with certain exceptions, other affiliates, on investments in the stock or other securities of national banks, and on the taking of such stock or securities as collateral. These regulations and restrictions may limit the Holding Company's ability to obtain funds from Intervest Bank for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses. Further, Intervest Bank is prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, Intervest Bank may not generally require a customer to obtain other services from Intervest Bank or the Holding Company, and may not require the customer to promise not to obtain other services from a competitor as a condition to an extension of credit. Intervest Bank is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. Intervest Bank is also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on Intervest Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of Intervest Bank or the imposition of a cease and desist order.

        Applicable law provides the Federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of those powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." The Federal banking agencies have issued uniform regulations defining such capital levels. Under the regulations, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater,
(ii) a Tier 1 risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A bank is considered (a) "undercapitalized " if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capitalized ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMEL rating of 1); (b) "significantly undercapitalized" if Intervest Bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier 1 risk-based Capital ratio of less than 3% or (iii) a leverage ratio of less than 3%, and (c) "critically undercapitalized" if Intervest Bank has a ratio of tangible equity to total assets equal to or less than 2%. At March 31, 1999 Intervest Bank met the definition of a well-capitalized institution.

        Intervest National Bank, as a national banking association, is subject to primary supervision, examination and regulation by the OCC. If, as result of an examination of Intervest National Bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of Intervest National Bank's operations are unsatisfactory or that Intervest National Bank or its management is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin "unsafe or unsound practices"," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of a bank, to assess civil monetary penalties and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate a Bank's deposit insurance, in the absence of action by the OCC and upon finding that a bank is in an unsafe or unsound condition, is engaging in unsafe or unsound practices, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors. The prior approval of the OCC is required if the total of all dividends declared by Intervest National Bank in any calendar year exceeds Intervest National Bank's net profits for that year combined with retained profits for the preceding two years, less any transfers to surplus.

        The deposits of the Banks are insured by the FDIC through the Bank Insurance Fund (the "BIF") to the extent provided by law. Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between zero and $0.27 per $100 of eligible deposits, depending upon the institutions capital position and other supervisory factors. Congress has enacted legislation that, among other things, provides for assessments against BIF insured institutions that will be used to pay certain financing corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payments for the FICO obligations equal to an estimated $0.0129 per $100 of eligible deposits each year during 1997 through 1999 and an estimated $0.024 per $100 of eligible deposits thereafter.

        Regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law") place limitations on the ability of certain insured depository institutions to accept, renew or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other depository institutions having the same type of charter in such depository institutions normal market area. Under these regulations, well-capitalized institutions may accept, renew or rollover such deposits without restriction, while adequately capitalized institutions may accept, renew or rollover such deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates). Undercapitalized institutions may not accept, renew or rollover such deposits.

        The Banks are subject to Sections 23A and 23B of the Federal Reserve Act, which governs certain transactions, such as loans, extensions of credit, investments and purchases of assets between member banks and their affiliates, including their parent holding companies. These restrictions limit the transfer of funds to the Holding Company, as defined in the statute, in the form of loans, extensions of credit, investment or purchases of assets ("Transfers"), and they require that the Banks' transactions with the Holding Company be on terms no less favorable to the Banks than comparable transaction between the Banks and unrelated third parties. Transfers by the Banks to the Holding Company are limited in amount to 10% of each Bank's capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of each Bank's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements.

        Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of Default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. The Federal Community Reinvestment Act of 1977 ("CRA"), among other things, allows regulators to withhold approval of an acquisition or the establishment of a branch unless the applicant has performed satisfactorily under the CRA. Satisfactory performance means adequately meeting the credit needs of the communities the institution serves, including low and moderate income areas. The applicable Federal regulators now regularly conduct CRA examinations to assess the performance of financial institutions. Intervest Bank has received a "satisfactory" rating in its most recent CRA examination.

        The  Federal   regulators  have  adopted   regulations  and  examination
procedures promoting the safety and soundness of individual institutions by specifically addressing, among other things: (i) internal controls; information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth; (vi) ratio of classified assets to capital; (vii) minimum earnings; and (viii) compensation and benefits standards for management officials.

        The laws and regulations affecting banks and bank holding companies are continually being reviewed and revised. The rules of the regulatory agencies in this area have changed significantly over recent years and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.

        The FRB and the other Federal  banking  agencies have broad  enforcement powers, including the power to terminate deposit insurance, and impose substantial fines and other civil and criminal penalties and appoint a conservative or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Holding Company or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially civil monetary penalties. In addition, the Florida Department of Banking and Finance possesses certain enumerated enforcement powers to address violations of the Florida State Law by state-chartered banks and to preserve safety and soundness, including, in the most severe cases, the authority to take possession of a state bank.

Monetary Policy and Economic Control

        The commercial banking business in which the Company engages is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member Banks' deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of these agencies are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Company cannot be predicted.

Description of Properties

        The office of the Holding Company is located at 10 Rockefeller Plaza, New York, N.Y, 10020. Intervest Bank maintains its principal office at 625 Court Street, Clearwater, Florida, 33756. In addition, Intervest Bank operates four branch offices; three of which are in Clearwater, Florida, at 1875 Belcher Road North, 2175 Nursery Road and 2575 Ulmerton Road, and one is at 6750 Gulfport Blvd, South Pasadena, Florida. With the exception of the Belcher Road office, which is leased through June 2007, all of the offices are owned by Intervest Bank. The office at 625 Court Street consists of a two-story building containing approximately 22,000 sq. ft. Intervest Bank occupies the ground floor (approximately 8,500 sq. ft.) and leases the 2nd floor to a single commercial tenant. The branch office at 1875 Belcher Road is a two-story building in which Intervest Bank leases approximately 5,100 sq. ft. on the ground floor. The branch office at 2175 Nursery Road is a one-story building containing approximately 2,700 sq. ft., which is entirely occupied by Intervest Bank. The branch office at 2575 Ulmerton Road is a three-story building containing approximately 17,000 sq. ft. Intervest Bank occupies the ground floor (approximately 2,500 sq. ft.) and leases the upper floors to commercial tenants. The branch office at 6750 Gulfport Blvd. is a one-story building containing approximately 2,800 sq. ft., which is entirely occupied by Intervest Bank. In addition, each of Intervest Bank's offices include drive-through teller facilities.

        Intervest National Bank's main office is located on the third floor of One Rockefeller Plaza in New York City, N.Y. The office consists of approximately 7,000 sq. ft. and has been leased through May 2008. See page 29 under the heading "Intervest Bancshares Corporation" for a further discussion of Intervest National Bank.

Legal Proceedings

        The Company is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing real property loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

                                   MANAGEMENT

Directors and Executive Officers of the Company
-----------------------------------------------

The directors and executive officers of the Company, their ages, and positions with the Company are set forth below.

         Lawrence G. Bergman, age 54, serves as a Director, Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D. degree from The Johns Hopkins University. Mr. Bergman is also Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank. He is also a Director and member of the Loan Committee of Intervest National Bank, and a Director, Vice-President and Secretary of Intervest Corporation of New York. During the past five years Mr. Bergman has been actively involved in the ownership and operation of real estate and mortgage investments.

         Michael A. Callen, age 58, serves as a Director of the Company, and has served in such capacity since May, 1994. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen has been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia since May, 1993. From the fall of 1992 through February of 1993, he was an Adjunct Professor of International Banking at Columbia University Business School. From 1987 until February of 1992 he was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. He is also a Director of Intervest Corporation of New York, Intervest National Bank and AMBAC, Inc.

         Jerome Dansker, age 80, serves as Chairman of the Board of Directors and Executive Vice President of the Company. He has served as Executive Vice President since 1994 and as Chairman of the Board since 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker also serves as Chairman of the Board of Directors and Chairman of the Loan Committee of Intervest National Bank. He is also a Director and Chairman of the Loan Committee of Intervest Bank and is Chairman of the Board of Directors and Executive Vice President of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

         Lowell S. Dansker, age 48, serves as a Director, President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank. He is also a Chief Executive Officer, a Director and a member of the Loan Committee of Intervest National Bank, and a Director, President and Treasurer of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

         Milton F. Gidge, age 69, serves as a Director of the Company, and has served in such capacity since March 1994. Mr. Gidge received a Bachelor of Business Administration degree in Accounting from Adelphi University and a Masters Degree in Banking and Finance from New York University. Mr. Gidge retired in 1994 and, prior to his retirement, was a Director and Chairman-Credit Policy of Lincoln Savings Bank, F.S.B. (headquartered in New York City). He is also a Director of Intervest Corporation of New York, Intervest National Bank, Interboro Mutual Indemnity Insurance Company and Vicon Industries, Inc. Mr. Gidge was a director and senior officer of Lincoln Savings Bank, F.S.B. for more than five years.

         Wayne F. Holly, age 42, serves as a Director of the Company and has served in such capacity since June 1999. Mr. Holly received a Bachelor of Science degree in Economics from Alfred University. Mr. Holly is President of Sage, Rutty & Co., Inc., a member of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of
Intervest Corporation of New York and Intervest National Bank (subject to regulatory approval). Mr. Holly has been an officer and Director of Sage, Rutty & Co., Inc. for more than five years.

         Edward J. Merz, age 67, serves as a Director of the Company and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from The City College of New York and is a graduate of The Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of The Suffolk County National Bank of Riverhead and of its parent, Suffolk Bancorp, and has been an officer and director of those companies for more than five years. He is also a Director of Intervest Corporation of New York, Intervest National Bank and the Independent Bankers Association of New York.

         Thomas E. Willett, age 51, serves as a Director of the Company, and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University School of Law. Mr. Willett has been a partner of Harris Beach & Wilcox, LLP, a law firm in Rochester, New York, for more than five years and is a director of Intervest Corporation of New York and Intervest National Bank.

         David J. Willmott, age 61, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago and is a Director of Intervest Corporation of New York and Intervest National Bank.

         Wesley T. Wood, age 56, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Wood received a Bachelor of Science degree from New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Corporation of New York and Intervest National Bank, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York.

         All of the directors of the Company have been elected to serve as directors until the next annual meeting of the Company's shareholders. Each of the officers of the Company has been elected to serve as an officer until the next annual meeting of the Company's directors.

         Mr. Bergman's wife is the sister of Lowell S. Dansker, and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman.

Executive Officers of the Banks
-------------------------------

The current executive officers of Intervest Bank are as follows:

         Lawrence G. Bergman serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of Intervest Bank and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

         Jerome Dansker serves as a Director and as Chairman of the Loan Committee of Intervest Bank and has served as a director since November 1993. See "Directors and Executive Officers of the Company."

         Lowell S. Dansker serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of Intervest Bank, and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

         Keith A. Olsen, age 45, serves as President of Intervest Bank and has served in such capacity since 1994. Prior to that, Mr. Olsen was a Senior Vice President of Intervest Bank since 1991. Mr. Olsen received an Associates degree from St. Petersburg Junior College and a Bachelors degree in Business Administration and Finance from the University of Florida, Gainesville. He is also a graduate of the Florida School of Banking of the University of Florida, Gainesville, the National School of Real Estate Finance of Ohio State University and the Graduate School of Banking of the South of Louisiana State University. Mr. Olsen has been a banker for more than 15 years and has served as a senior bank officer for more than 10 years.

         Petra H. Coover, age 52, serves as Vice President of Intervest Bank and has served in such capacity since 1994. Ms. Coover received a B.A. degree in business administration from Eckerd College. She has also attended The National School of Real Estate Finance of Ohio State University, the Commercial Lending School of the University of South Florida and the International Business Institute in the Netherlands. Ms. Coover has been a bank officer for more than 14 years.

         Charlotte H. Grant, age 60, serves as Vice President and Cashier of Intervest Bank and has served in that capacity since July 1998. Ms. Grant received a Bachelors degree from the University of South Florida and a Masters Degree from the University of Tampa. Ms. Grant is a Certified Public Accountant. Prior to joining Intervest Bank, Ms. Grant served as Chief Financial Officer of First Community Bank of America from October 1987 to July 1998 and as an Accountant in Practice with the firm of Hacker, Johnson, Cohen and Grieb, PA (the Company's auditors) from 1993 to 1997. Prior to that, Ms. Grant was a Manager of Financial Reporting for First Florida Bank.

The current executive officers of Intervest National Bank are as follows:

         Jerome Dansker serves as Chairman of the Board of Directors and as Chairman of the Loan Committee of Intervest National Bank, and has served in such capacities since inception of the bank. See "Directors and Executive Officers of the Company."

         Lowell S. Dansker serves as Chief Executive Officer and Director and as a member of the Loan Committee of Intervest National Bank, and has served in such capacities since inception of the Bank. See "Directors and Executive Officers of the Company."

         Raymond C. Sullivan, age 52, was an employee of Intervest Bancshares Corporation from March 1998 to March 1999. In April of 1999, he became President and Director of Intervest National Bank. Mr. Sullivan received an MBA degree from Fordham University, an M.S. degree from City College of New York and a B.A. degree from St. Francis College. Mr. Sullivan also has a Certificate in Advanced Graduate Study in Accounting from Pace University and is a graduate of the National School of Finance and Management. Mr. Sullivan has over 27 years of banking experience. Prior to joining Intervest Bancshares Corporation, Mr. Sullivan was the Operations Manager of the New York Agency Office of Banco Mercantile, C.A. from 1994 to 1997, a Senior Associate at LoBue Associates, Inc. from 1992 to 1993, and an Executive Vice President, Chief Operations Officer and Director of Central Federal Savings Bank from 1985 to 1992.

         John J. Arvonio, age 36, was an employee of Intervest Bancshares Corporation from April 1998 to March 1999. In April of 1999, he became Vice President, Controller and Secretary of Intervest National Bank and has served in that capacity since inception of the bank. Mr. Arvonio received a B.B.A. degree from Iona College and is a Certified Public Accountant. Mr. Arvonio has 10 years of banking experience. Prior to joining Intervest Bancshares Corporation, Mr. Arvonio served as Second Vice President, Technical Advisor and Assistant Controller for The Greater New York Savings Bank from 1992 to 1997. Prior to that, Mr. Arvonio was Manager of Financial Reporting for the Leasing and Investment Banking Divisions of Citicorp.

Executive Compensation

         The following table sets forth information concerning total compensation paid during the last three years to Intervest Bank's chief executive officer. No other officer of the Company or its subsidiaries had annual compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                       Annual Compensation                                  Long-Term
                       -------------------                                  ---------
                                                                           Compensation
                                                                           ------------
Name and Principal                                    Other Annual
    Position         Year   Salary    Bonuses         Compensation    Awards(1)       Pay-Outs
    --------         ----   ------    -------         ------------    ---------       --------
Keith A. Olsen,      1998  $125,000  $ 10,000         --              5,000              --
  President
                     1997  $115,000  $ 10,000         --                --               --

                     1996  $ 95,000  $ 10,000         --             15,000              --
-----------------------

(1) These represent warrants to purchase the number of shares of Class A Common Stock set forth in the table.

Employment Agreement with Keith A. Olsen

         Intervest Bank has an employment agreement with Mr. Keith A. Olsen that expires December 31, 2000. The agreement provides for a base annual salary of not less than $125,000 and also provides for the payment of up to two years' severance upon termination of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Intervest Bank has had, and expects to have in the future, various loan and other banking transactions in the ordinary course of business with directors and executive officers of Intervest Bank (or associates of such persons). In the opinion of management, all such transactions: (i) have been or will be made in the ordinary course of business, (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons, and (iii) have not and will not involve more than the normal risk of collectability or present other unfavorable features. The total dollar amount of extensions of credit, including unused lines of credit, to directors and executive officers and any of their associates was $3.7 million as of March 31, 1999, which represented approximately 19% of total stockholders' equity.

         The Company, as well as corporations affiliated with certain directors of the Company, have in the past and may in the future participate in mortgage loans originated by Intervest Bank. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with Intervest Bank.

         Intervest  Bank leases office space from a corporation  in which Robert
J. Carroll, a director of Intervest Bank, is an officer and in which he has an ownership interest. Mr. Wayne F. Holly, a director of the Company, is President of Sage, Rutty & Co., Inc., which was the underwriter in the Company's public offering of convertible debentures during 1998 and, in that capacity, Sage Rutty & Co. received aggregate compensation of approximately $500,000. Mr. Thomas E. Willett, a director of the Corporation, is a partner in the law firm of Harris Beach & Wilcox, LLP, which firm provides legal services to the Company and its subsidiaries.

        Except for the transactions described above and outside of normal customer relationships, none of the directors, officers or present shareholders of the Company and no corporations or firms with such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or with Intervest Bank, other than such as arises by virtue of such position or ownership interest in the Company or Intervest Bank.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1999 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors,
(iii) each executive officer of the Company and (iv) all current directors and executive officers of the Company as a group.

                                       Class A Common Stock    Class B Common Stock
                                       --------------------    --------------------
Name and Address of
-------------------
Beneficial Holder                      Number      Percent of  Number      Percent of
-----------------                      ------      ----------  ------      ----------
                                     of Shares       Class(1) of Shares      Class(1)
                                     ---------       -------- ---------      --------
Helene D. Bergman                      225,000         10.29   75,000         15.00%
   201 East 62nd Street
   New York, New York 10021

Directors and Executive Officers

Lawrence G. Bergman, Director,         320,000(2)      14.03   75,000         15.00%
Vice President and Secretary

Michael A. Callen, Director             50,000(3)       2.25        0             0%

Lowell S. Dansker, Director,           545,000(2)      23.89  150,000         30.00%
President and Treasurer

Jerome Dansker, Chairman,              585,965(4)      21.14  200,000(4)      40.00%
Executive Vice President, Director

Milton F. Gidge, Director               37,000(5)       1.67        0             0%

William F. Holly, Director              34,500(6)       1.56        0             0%

Edward J. Merz, Director                 5,200(7)       0.24        0             0%

Thomas E. Willett, Director              6,000(8)       0.27        0             0%

David J. Willmott, Director             87,500(9)       3.90        0             0%

Wesley T. Wood, Director               102,500(10)      4.55        0             0%

All directors and executive
   officers as a group (10 persons)  1,773,665         55.69  425,000         85.00%
-----------------------------

(1) Percentages have been computed based upon the total outstanding shares of the Company plus, for each person and the group, shares that person or the group has the right to acquire pursuant to warrants.

(2) Includes 95,000 shares of Class A common stock issuable upon the exercise of warrants.

(3) Includes 38,750 shares of Class A common stock issuable upon the exercise of warrants.

(4) The 585,965 shares of Class A common stock are issuable upon the exercise of warrants. The shares of Class B common stock include 195,000 shares issuable upon exercise of warrants.

(5) Includes 32,000 shares of Class A common stock issuable upon the exercise of warrants.

(6) Includes 21,500 shares of Class A common stock issuable upon the exercise of warrants.

(7) Includes 5,000 shares of Class A common stock issuable upon the exercise of warrants.

(8) Includes 3,000 shares of Class A common stock issuable upon the exercise of warrants.

(9) Includes 57,500 shares of Class A common stock issuable upon the exercise of warrants.

(10) Includes 65,000 shares of Class A common stock issuable upon the exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

General

         The Company's Articles of Incorporation provide for two classes of common capital stock consisting of 7,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Articles provide for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Articles of Incorporation authorize the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

        As of the date of this Prospectus, there were issued and outstanding 2,192,196 shares of Class A Common Stock, 900,000 of which are held by the initial stockholders of the Company and a related party and 305,000 shares of Class B Common Stock held by the same stockholders.

Common Stock

        Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

         Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."

        No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000, after which time the holders of Class A Common Stock and Class B Common Stock will share ratably in dividends when and as declared by the Board of Directors.

         The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock, at any time and from time to time after January 1, 2000. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

Class A Warrants
        As of the date of this prospectus, 2,554,468 warrants were outstanding to purchase the Company's Class A Common Stock as follows:

         warrants totaling 1,471,065 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $6.67 per share. These warrants expire on December 31, 2001, except for 501,465, which expire on January 31, 2007;

         warrants totaling 961,403 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $10.00 per share through December 31, 1999; $11.50 per share from January 1, 2000 through December 31, 2000; $12.50 per share from January 1, 2001 through December 31, 2001; and $13.50 per share from January 1, 2002 to December 31, 2002. These warrants expire on December 31, 2000;

         and warrants totaling 122,000 entitle the registered holders thereof to purchase one share of Class A common stock at a price of $14.00 per share through year-end 1999; $15.00 per share in 2000; $16.00 per share in 2001 and $17.00 per share in 2002. These warrants also expire on December 31, 2002.

         Except for the exercise price, the expiration dates and the redemption provisions, all of the outstanding warrants related to Class A Shares are alike in all respects and the following discussion applies to all of the warrants for Class A Common Stock.

        The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby.

        The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

        The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

        The Warrants are fully registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue. The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

Class B Warrant

         There are outstanding warrants to purchase up to 195,000 shares of Class B Common Stock, of which 145,000 allow the purchase at any time prior to January 31, 2007, at a purchase price of $6.67 per share, and 45,000 that allow the purchase at any time prior to January 31, 2008, at a purchase price of $10.00 per share. The warrants contain terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock.

Transfer Agent and Warrant Agent

        The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

Preferred Stock

        The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.

        The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred Stock at this time. Under certain circumstances and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

Restrictions on Changes in Control

        Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

                          DESCRIPTION OF THE DEBENTURES

General

         The Debentures are unsecured subordinated obligations of the Company, limited to an aggregate principal amount of $7,000,000 and mature on July 1, 2008. The Debentures were issued pursuant to an Indenture dated as of June 1, 1998 (the "Indenture") between the Company and the Bank of New York, as trustee (the "Trustee). Interest on the Debentures accrues each calendar quarter at the rate of 8% per annum. In addition, interest accrues each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the Debentures is payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise.

         Any debenture holder may, on or before July 1 of each year, commencing July 1, 2003, elect to be paid all accrued interest on the Debentures and to thereafter receive payments of quarterly interest. The election must be made after April 1 and before May 31 and the holder will receive a payment of accrued interest on July 1 and will thereafter receive quarterly payments of interest on the first day of each January, April, July and October until the maturity date. Once made, an election to receive interest is irrevocable. Quarterly interest is payable to holders of record on the first day of the month preceding the interest payment date.

Subordination of Debentures

        The Debentures are general unsecured obligations of the Company limited to $7,000,000 principal amount. The Debentures are subordinated in payment of principal and interest to all senior indebtedness. The term Senior Indebtedness is defined in the Indenture to mean all indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any majority-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) other unsecured borrowings by the Company which are subordinate to indebtedness of a type described in clauses
(i), (ii) or (iv) above, or (vi) is a guaranty or other liability of the Company of, or with respect to any indebtedness of, the subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of December 31, 1997, the Company had no senior indebtedness. There is no limitation or restriction in the Debentures or the Indenture on the creation of senior indebtedness by the Company on the amount of such senior indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures.

        Upon any distributions of any assets of the Company in connection with any dissolution, winding-up, liquidation or reorganization of the Company, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereof, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to the debenture holders will be pro rata with payments to holders of pari passu indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms. The Company will not maintain any sinking fund for the retirement of any of the Debentures.

Conversion Rights

         The Debentures are convertible, at the option of the holder, into shares of Class A Common Stock of the Company at any time prior to April 1, 2008 (subject to prior redemption by the Company on not less than 30 days notice and not more than 90 days notice), at a current conversion price of $10.00 per share through December 31, 1999, which conversion price increases annually on January 1 of each year thereafter. The Company reserves the right, from time to time in its discretion to establish conversion prices per share which are less than the conversion prices set forth above, which lower prices shall remain in effect for such periods as the Company may determine and as shall be set forth in a written notice to the holders of Debentures.

        The conversion price is subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Class A Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of Class A Common Stock of evidence of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash.

        Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustment equal to the portion of the principal and/or interest not converted into whole shares.

Transfers

         The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

Duties of the Trustee

        The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Redemption

        The Company may, at its option, at any time call all or any part of the Debentures for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be (i) face amount plus a 2% premium if the date of redemption is prior to July 1, 1999, (ii) face amount plus a 1% premium if the date of redemption is on or after July 1, 1999 and prior to July 1, 2000, and (iii) face amount if the date of redemption is on or after July 1, 2000. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

Limitation On Dividends and Other Payments

        The Indenture provides that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

         If the  Company at any time  deposits  with the  Trustee  money or U.S.
Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

        Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

         Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and
(ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

        Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

        Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

         The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

        Holders of the Debentures are required to include in their income for federal income tax purposes all of the accrued but unpaid interest for each taxable year, since such amounts constitute interest income within the meaning of the applicable provisions of the Internal Revenue Code of 1986, as amended to date (the "Code"). As a result, such debenture holders are required to pay taxes on interest which has accrued, although such interest will not be paid until maturity of the Debenture.

        Interest payments received by holders of Debentures who have elected to received quarterly payments of interest will be includable in the income of such holders for federal income tax purposes for the taxable year in which the interest was received, except with respect to the payment of accrued interest that has been included in their income in prior years.

        Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or accrued) as portfolio income under applicable code provisions.

        The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

PLAN OF DISTRIBUTION

        The Company's Warrants are not exercisable and its Debentures are not convertible unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants or conversion of the Debentures and this prospectus covers those shares.

        With respect to the shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, those shares shall be issued by the Company, from time to time, upon exercise by the holders thereof of the Warrants. Shares of Class A Common Stock or Class B Common Stock may be purchased by the holders of Warrants only by mailing or delivering a completed and duly executed Election to Purchase Form which is on the reverse side of the Warrant Certificate, together with payment of the then applicable exercise price per share for each warrant surrendered to the Bank of New York, the Company's warrant agent, prior to expiration of the warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the Warrant Agent. All funds received by the Warrant Agent from the exercise of warrants will be forwarded to the Company.

With respect to the shares of Class A Common Stock issuable upon conversion of the Debentures, those shares will be issued upon written notice to the Company at the office maintained for that purpose and delivery of the certificate representing the Debentures to be converted.

                                  LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for the Company by Harris Beach & Wilcox LLP, Rochester, New York.


                                     EXPERTS

         The consolidated balance sheets of Intervest Bancshares Corporation and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended included in this Prospectus, have been included herein in reliance on the report of Hacker, Johnson, Cohen & Grieb PA, Tampa, Florida, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         Index to Financial Statements
                Intervest Bancshares Corporation and Subsidiary


Supplementary Data                                                                                    F-2

Condensed Consolidated Balance Sheets as of
        March 31, 1999 (Unaudited) and December 31, 1998                                              F-3

Condensed Consolidated Statements of Earnings (Unaudited) for the Quarters Ended
         March 31, 1999 and 1998                                                                      F-4

Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited) for the
        Quarters Ended March 31, 1999 and 1998                                                        F-5

Condensed Consolidated Statements of Cash Flows (Unaudited) for the Quarters Ended
        March 31, 1999 and 1998                                                                       F-6

Notes (Unaudited) to Condensed Consolidated Financial Statements                                      F-7

Independent Auditors' Report                                                                          F-10

Consolidated Balance Sheets at December 31, 1998 and 1997                                             F-11

Consolidated Statements of Earnings for the Years Ended December 31, 1998 and 1997                    F-12

Consolidated Statements of Stockholders' Equity for the Years
Ended December 31, 1998 and 1997                                                                      F-13

Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and 1997                  F-14

Notes to the Consolidated Financial Statements                                                        F-15


Supplementary Data

The following table sets forth, by maturity distribution, information pertaining to securities held to maturity:

                                            After One Year to   After Five Years to
                         One Year or less   Five Years          Ten Years           Total
                         Carrying      Avg. Carrying       Avg. Carrying       Avg. Carrying       Avg.
($ in thousands)            Value      Yield   Value       Yield   Value       Yield   Value       Yield
----------------------------------------------------------------------------------------------------------
At December 31, 1998:
U.S. Treasury securities   $ 2,015      6.03%  $  --          - %  $  --          --%  $ 2,015      6.03%
U.S. Government
   agencies securities        --     --         61,060      5.80    19,263      6.18    80,323      5.89
----------------------------------------------------------------------------------------------------------
Total                      $ 2,015      6.03%  $61,060      5.80%  $19,263      6.18%  $82,338      5.89%
----------------------------------------------------------------------------------------------------------
At December 31, 1997:
U.S. Treasury securities   $ 1,996      6.10%  $ 2,031      6.03%  $  -            -%  $ 4,027      6.06%
U.S. Government
   agencies securities      11,173      6.08    30,859      6.23    12,762      6.46    54,794      6.28
----------------------------------------------------------------------------------------------------------
Total                      $13,169      6.08%  $32,890      6.21%  $12,762      6.46%  $58,821      6.24%
----------------------------------------------------------------------------------------------------------

At December 31, 1996:
U.S. Treasury securities   $   500      6.04%  $   999      6.17%  $  --     -- %      $ 1,499      6.12%
U.S. Government
   agencies securities       8,142      5.97    22,856      6.16     2,010      6.33    33,008      6.12
----------------------------------------------------------------------------------------------------------
Total                      $ 8,642      5.97%  $23,855      6.16%  $ 2,010      6.33%  $34,507      6.12%
----------------------------------------------------------------------------------------------------------



The following  table sets forth  information  with respect to the composition of loans receivable at December 31:
                                                  1998        1997        1996       1995         1994
($ in thousands)                               Carrying     Carrying    Carrying   Carrying     Carrying
                                                 Value       Value        Value      Value        Value
----------------------------------------------------------------------------------------------------------
Commercial real estate and multifamily loans   $ 92,535    $ 71,173    $ 54,151    $ 29,384    $ 14,599
Residential 1-4 family loans                      2,627       3,162       2,784       3,046       2,966
Construction loans                                 --           158          47         335        --
Commercial loans                                  2,875       2,641       3,514       4,391       5,053
Consumer loans                                      184          92         157         115         196
----------------------------------------------------------------------------------------------------------
Total gross loans receivable                     98,221      77,226      60,653      37,271      22,814
----------------------------------------------------------------------------------------------------------
Deferred loan fees and unamortized discounts       (485)       (401)       (343)       (213)        (60)
Allowance for loan loss reserves                 (1,662)     (1,173)       (811)       (593)       (369)
----------------------------------------------------------------------------------------------------------
Loans receivable, net                          $ 96,074    $ 75,652    $ 59,499    $ 36,465    $ 22,385
----------------------------------------------------------------------------------------------------------
Loans included above that were
   on a nonaccrual status at year end          $   --      $   --      $   --      $   --      $    101
----------------------------------------------------------------------------------------------------------

The following table sets forth information with respect to the allowance for loan loss reserves at December 31:

($ in thousands)                                     1998        1997        1996         1995         1994
-------------------------------------------------------------------------------------------------------------
Allowance at beginning of year
                                                  $  1,173    $    811    $    593     $    369     $    251
Provision charged to operations                        479         352         250          233          124
Chargeoffs                                            --          --           (65)         (30)         (16)
Recoveries                                              10          10          33           21           10
-------------------------------------------------------------------------------------------------------------
Allowance at end of year                          $  1,662    $  1,173    $    811     $    593     $    369
-------------------------------------------------------------------------------------------------------------
Total loans, net of deferred fees and discounts   $ 97,736    $ 76,825    $ 60,310     $ 37,058     $ 22,754
Average loans outstanding for the year            $ 90,470    $ 68,711    $ 49,266     $ 28,052     $ 19,324
Net chargeoffs (recoveries) to average loans
    outstanding during the year                         -%          -%        0.06%        0.03%        0.03%
Ratio of allowance to net loans receivable            1.70%       1.53%       1.34%        1.60%        1.62%
-------------------------------------------------------------------------------------------------------------


                Intervest Bancshares Corporation and Subsidiary

                      Condensed Consolidated Balance Sheets
                                                                                   (Unaudited)
                                                                                     March 31,   December 31,
($ in thousands, except par value)                                                     1999         1998        Change
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                            $    3,171   $    2,876    $      295
Federal funds sold                                                                        554        6,473        (5,919)
Short-term investments                                                                  9,511        4,123         5,388
    Total cash and cash equivalents                                                    13,236       13,472          (236)
Interest-bearing deposits with banks                                                      100          199           (99)
Securities held to maturity, net (estimated fair value of
   $84,550 and $82,173, respectively)                                                  85,327       82,338         2,989
Restricted  security,  Federal  reserve  bank  stock,  at  cost                           233          233
Loans receivable (net of allowance for loan loss reserves of
   $1,775 and $1,662, respectively)                                                    89,570       96,074        (6,504)
Accrued interest receivable                                                             1,808        1,800             8
Premises and equipment, net                                                             5,071        4,917           154
Deferred income tax asset                                                                 669          579            90
Other assets                                                                            1,057          910           147
-------------------------------------------------------------------------------------------------------------------------
Total assets                                                                       $  197,071   $  200,522    $   (3,451)
-------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
Demand deposits                                                                    $    4,442   $    3,027    $    1,415
NOW deposits                                                                            7,584        7,955          (371)
Savings deposits                                                                       27,289       26,823           466
Money-market deposits                                                                  35,828       33,629         2,199
Time deposits                                                                          91,140       99,033        (7,893)
Total deposits                                                                        166,283      170,467        (4,184)
Convertible debentures                                                                  6,990        7,000           (10)
Accrued interest on convertible debentures                                                444          299           145
Mortgage escrow funds                                                                   1,101          870           231
Official checks outstanding                                                             1,532        1,572           (40)
Other liabilities                                                                         845          747            98
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                     177,195      180,955        (3,760)
-------------------------------------------------------------------------------------------------------------------------
Minority interest                                                                          17           23            (6)
STOCKHOLDERS' EQUITY
Preferred stock (300,000 shares authorized, none issued)                                 --           --            --
Class A common stock ($1.00 par value,  7,500,000 shares  authorized, 2,186,088
    and 2,184,515 shares issued and outstanding, respectively)                          2,186        2,184             2
Class B common stock ($1.00 par value,  700,000 shares  authorized,  305,000 and
300,000 issued and outstanding, respectively)                                             305          300             5
Additional paid-in-capital, common                                                     13,831       13,789            42
Retained earnings                                                                       3,537        3,271           266
-------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                             19,859       19,544           315
-------------------------------------------------------------------------------------------------------------------------
Total liabilities,  minority interest and stockholders' equity                     $  197,071   $  200,522    $   (3,451)
-------------------------------------------------------------------------------------------------------------------------


See accompanying notes to condensed consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiary
                 Condensed Consolidated Statements of Earnings
                                  (Unaudited)


                                        For the Quarter Ended
                                             March 31,
                                        ---------------------

($ in thousands, except per share data)     1999      1998      Change
--------------------------------------------------------------------------------

INTEREST AND DIVIDEND INCOME
Loans receivable                         $ 2,141   $ 1,793   $   348
Securities                                 1,263     1,029       234
Other interest-earning assets                 72        70         2
--------------------------------------------------------------------------------
Total interest and dividend income         3,476     2,892       584
--------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits                                   2,016     1,838       178
Convertible debentures                       155      --         155
--------------------------------------------------------------------------------
Total interest expense                     2,171     1,838       333
--------------------------------------------------------------------------------

Net interest and dividend income           1,305     1,054       251
Provision for loan loss reserves             112       100        12
--------------------------------------------------------------------------------
Net interest and dividend income
 after provision for loan loss reserves    1,193       954       239
--------------------------------------------------------------------------------

NONINTEREST INCOME
Customer service fees                         32        26         6
Income from mortgage activities               90        37        53
All other                                      1         2        (1)
--------------------------------------------------------------------------------
Total noninterest income                     123        65        58
--------------------------------------------------------------------------------

NONINTEREST EXPENSES
Salaries and employee benefits               350       246       104
Occupancy and equipment, net                 107        97        10
Advertising and promotion                      7         8        (1)
Professional fees and services                50        61       (11)
Stationery, printing and supplies             40        27        13
All other                                     93        70        23
--------------------------------------------------------------------------------
Total noninterest expenses                   647       509       138
--------------------------------------------------------------------------------

Earnings before income taxes
 and change in accounting principle          669       510       159
Provision for income taxes                  (275)     (202)      (73)
Cumulative effect of change in
 accounting principle (note 6)              (128)     --        (128)
--------------------------------------------------------------------------------
Net earnings                             $   266   $   308   $   (42)
--------------------------------------------------------------------------------

Basic earnings per share:
   Earnings before change in
      accounting principle               $ 0.16    $  0.13   $  0.03
   Cumulative effect of change in
      accounting principle                 (0.05)      --      (0.05)
--------------------------------------------------------------------------------
   Net earnings per share                $  0.11   $  0.13   $ (0.02)
--------------------------------------------------------------------------------

Diluted earnings per share:
   Earnings before change in
      accounting principle                $ 0.14   $  0.09   $  0.05
   Cumulative effect of change in
      accounting principle                 (0.04)      --      (0.04)
--------------------------------------------------------------------------------
   Net earnings per share                $  0.10   $  0.09   $  0.01
--------------------------------------------------------------------------------

See accompanying notes to condensed consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiary
      Condensed Consolidated Statements of Changes in Stockholders' Equity
                                  (Unaudited)

                                                           For the Quarter Ended
                                                                   March 31,
                                                           ---------------------
($ in thousands)                                                1999      1998
--------------------------------------------------------------------------------
CLASS A COMMON STOCK
Balance at beginning of period                                $ 2,184  $ 2,124
Issuance of 510 shares in exchange for
     common stock of minority stockholders of Intervest Bank        1     --
Issuance of 1,063 shares upon the conversion of debentures          1     --
Issuance of 12,250 shares upon exercise of warrants in 1998        --      12
--------------------------------------------------------------------------------
Balance at end of period                                        2,186    2,136
--------------------------------------------------------------------------------

CLASS B COMMON STOCK
Balance at beginning of period                                    300      300
Issuance of 5,000 shares upon the exercise of warrants              5     --
--------------------------------------------------------------------------------
Balance at end of period                                          305      300
--------------------------------------------------------------------------------

ADDITIONAL PAID-IN-CAPITAL, COMMON

Balance at beginning of period                                 13,789   13,360
Issuance of 510 shares in exchange for
     common stock of minority stockholders of Intervest Bank        6     --
Issuance of 1,063 shares upon the
     conversion of a debenture, net of issuance costs               2     --
Compensation related to issuance of stock warrants                  6     --
Issuance of 5,000 shares upon exercise of
     Class B stock  warrants                                       28     --
Issuance of 12,250 shares upon exercise of Class A stock warrants   -     73
--------------------------------------------------------------------------------
Balance at end of period                                       13,831 13,433
--------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of period                                  3,271    1,836
Net earnings for the period                                       266      308
--------------------------------------------------------------------------------
Balance at end of period                                        3,537    2,144
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total stockholders' equity at end of period                   $19,859  $18,013
--------------------------------------------------------------------------------

See accompanying notes to condensed consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiary
                 Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)


                                                       For the Quarter Ended
                                                              March 31,
                                                       ---------------------
($ in thousands)                                           1999         1998
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net earnings                                            $    266   $    308
Adjustments  to  reconcile  net  earnings
     to net  cash  provided  by  operating activities:
Depreciation and amortization                                 79         83
Provision for loan loss reserves                             112        100
Deferred income tax (benefit) expense                        (90)        29
Accrued interest expense on debentures                       155       --
Gain on sale of mortgage loans                               (56)      --
Compensation expense related to stock warrants                 6       --
Amortization of premiums, fees and discounts, net            (99)         4
Increase in accrued interest
     receivable and other assets                            (167)      (225)
(Decrease) increase in official checks
     outstanding                                             (40)       169
 Increase in other  liabilities                               88         24
--------------------------------------------------------------------------------
 Net cash provided by operating activities                   254        492
--------------------------------------------------------------------------------
INVESTING ACTIVITIES
Decrease in interest-earning deposits                         99       --
Maturities and calls of securities held to maturity       16,525     10,426
Purchases of securities held to maturity                 (19,500)   (17,568)
Sales of mortgage loans                                    5,660       --
Repayments (originations) of loans receivable, net           886     (7,691)
Purchases of premises and equipment, net                    (233)      (270)
--------------------------------------------------------------------------------
Net cash provided (used) by investing activities           3,437    (15,103)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand,  savings,
     NOW and money-market  deposits                        3,709      4,741
Net (decrease)  increase in time  deposits                (7,893)     7,501
Net  increase in mortgage escrow funds                       231        675
Proceeds from  purchases of Federal funds                   --        1,160
Proceeds from  issuance  of common  stock,
     net of  issuance  costs                                  26         85
--------------------------------------------------------------------------------
Net cash (used) provided by financing activities          (3,927)    14,162
--------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                   (236)      (449)
Cash and cash equivalents at beginning of period          13,472      9,176
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period              $ 13,236   $  8,727
--------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
Interest                                                $  2,063   $  1,822
Income taxes                                                 405         87
Noncash financing activities:
Issuance of common stock to minority
     stockholders of Intervest Bank                            7       --
Conversion of convertible debentures
     into common stock                                        11       --
Compensation  related to stock warrants                        6       --
Interest on convertible debentures                           155       --
--------------------------------------------------------------------------------

   See accompanying notes to condensed consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiary
        Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 - General

         The condensed consolidated financial statements of Intervest Bancshares Corporation and Subsidiary in this report have not been audited except for the information derived from the audited Consolidated Balance Sheet as of December 31, 1998. The financial statements in this report should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Annual Report to Stockholders on Form 10-KSB for the year ended December 31, 1998. The consolidated financial statements include the accounts of Intervest Bancshares Corporation, a bank holding company (the "Holding Company"), and its subsidiary, Intervest Bank (the "Bank"). The Holding Company and the Bank are hereafter referred to as the "Company" on a consolidated basis. The Holding Company's primary business activity is the ownership of the Bank.

         On April 1, 1999, the Office of the Comptroller of the Currency granted final approval of the Holding Company's application to form "Intervest National Bank," a newly chartered commercial bank, which is a wholly owned subsidiary of the Holding Company. Intervest National Bank received its national charter and opened for business on April 1, 1999. It is located at One Rockefeller Plaza in New York City and provides full commercial banking services, including internet banking. Intervest National Bank is a member of the Federal Reserve Banking system and the Federal Deposit Insurance Corporation insures its deposits.

         All intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented have been made. These adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the entire year or any other interim period. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Certain reclassifications have been made to prior period amounts to conform to the current period's presentation.

Note 2 - Loan Impairment and Credit Losses

        The Company monitors its loan portfolio to determine the appropriate level of the allowance for loan loss reserves based on various factors that are discussed on pages 22 and 23 of the Company's 1998 Annual Report on Form 10-KSB. No loans were classified as nonaccrual or impaired during the 1999 and 1998 reporting periods in this report. The table below summarizes the activity in the allowance for loan loss reserves:

--------------------------------------------------------------------------------
                                             For the Quarter Ended
                                                    March 31,
                                             ---------------------
($ in thousands)                                  1999    1998
--------------------------------------------------------------------------------
Balance at beginning of period                   $1,662  $1,173
Provision for loan losses charged to operations     112     100
Recoveries                                            1       1
--------------------------------------------------------------------------------
Balance at end of period                         $1,775  $1,274
--------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
        Notes to Condensed Consolidated Financial Statements (Unaudited)

--------------------------------------------------------------------------------

Note 3 - Convertible Debentures

         In March 1999, a convertible debenture in the principal amount of $10,000 plus accrued interest was converted into 1,063 shares of Class A common stock at the election of the debenture holder. The conversion price was $10 per share.

Note 4 - Earnings Per Share (EPS)

Basic EPS is calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net earnings by the weighted-average number of shares of common stock outstanding and dilutive potential common stock shares that may be outstanding in the future. Potential common stock shares may arise from outstanding dilutive common stock warrants (as computed by the "treasury stock method") and convertible debentures (as computed by the "if converted method"). Diluted EPS considers the potential dilution that could occur if the Company's outstanding stock warrants and convertible debentures were converted into common stock that then shared in the Company's adjusted earnings (as adjusted for interest expense, net of taxes, that would no longer occur if the debentures were converted).

        Net earnings applicable to common stock and the weighted-average number of common shares used for basic and diluted earnings per share computations are summarized as follows:

----------------------------------------------------------------------------------------------------
                                                                             For the Quarter Ended
                                                                                  March 31,


                                                                              1999          1998
----------------------------------------------------------------------------------------------------
          BASIC EARNINGS PER SHARE
Net earnings applicable to common stockholders:
    Earnings before change in accounting principle                       $   394,000   $   308,000
    Cumulative effect of change in accounting principle                     (128,000)         --
----------------------------------------------------------------------------------------------------
    Net earnings applicable to common stockholders                       $   266,000   $   308,000
----------------------------------------------------------------------------------------------------
Average number of common shares outstanding                                2,489,831     2,426,457
----------------------------------------------------------------------------------------------------
Per share amount:
     Earnings before change in accounting principle                      $      0.16   $      0.13
    Cumulative effect of change in accounting principle                        (0.05)         --
----------------------------------------------------------------------------------------------------
    Basic net earnings per share                                         $      0.11   $      0.13
----------------------------------------------------------------------------------------------------
          DILUTED EARNINGS PER SHARE
Adjusted net earnings applicable to common stockholders:
    Net earnings applicable to common stockholders                       $   266,000   $   308,000
    Adjustment to net earnings from assumed conversion of debentures          84,000          --
----------------------------------------------------------------------------------------------------
    Adjusted net earnings for diluted earnings per share computation     $   350,000   $   308,000
----------------------------------------------------------------------------------------------------
Average number of common shares outstanding:
    Common shares outstanding                                              2,489,831     2,426,457
    Potential dilutive shares from conversion of warrants                    310,774       846,282
    Potential dilutive shares resulting from conversion of debentures        743,433          --
----------------------------------------------------------------------------------------------------
    Total average number of common shares outstanding used for dilution    3,544,038     3,272,739
----------------------------------------------------------------------------------------------------
Per share amount:
    Earnings before change in accounting principle                       $      0.14   $      0.09
    Cumulative effect of change in accounting principle                        (0.04)         --
----------------------------------------------------------------------------------------------------
    Diluted net earnings per share                                       $      0.10   $      0.09
----------------------------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
        Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 5 - Regulatory Capital

         The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at March 31, 1999 of the regulatory capital requirements and the Bank's actual capital on a percentage basis:

                                                                Ratios of       Minimum         To Be Considered
                                                                the Bank        Requirement     Well Capitalized
                                                                --------        -----------     ----------------
Total capital to risk-weighted assets                            11.62%           8.00%             10.00%
Tier 1 capital to risk-weighted assets                           10.36%           4.00%              6.00%
Tier 1 capital to total average assets - leverage ratio           6.06%           4.00%              5.00%


Note 6 - Cumulative Effect of Change in Accounting Principle

         On January 1, 1999, the Company adopted as required the AICPA's Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred. Previously, a portion of start-up costs were generally capitalized and amortized over a period of time.

         The adoption of this statement resulted in a net charge of $128,000 in the first quarter of 1999. The charge represents the expensing, net of a tax benefit, of cumulative start-up costs associated with organizing Intervest National Bank that had been capitalized through December 31, 1998, as discussed in note 1.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Intervest Bancshares Corporation
New York, New York:

We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiary (the "Company") at December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above fairly present, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 15, 1999



                Intervest Bancshares Corporation and Subsidiary

                          Consolidated Balance Sheets


                                                           December 31,  December 31,
($ in thousands, except par value)                               1998      1997
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                       $  2,876  $  1,738
Federal funds sold                                               6,473       162
Short-term investments                                           4,123     7,276
                                                                 -----     -----
    Total cash and cash equivalents                             13,472     9,176
Interest-bearing deposits with banks                               199        99
Securities held to maturity, net (estimated fair value of
     $82,173 and $58,836, respectively)                         82,338    58,821
Restricted security, Federal reserve bank stock, at cost           233       233
Loans receivable (net of allowance for loan loss reserves of
     $1,662 and $1,173, respectively)                           96,074    75,652
Accrued interest receivable                                      1,800     1,327
Premises and equipment, net                                      4,917     4,877
Deferred income tax asset                                          579       485
Other assets                                                       910        85
--------------------------------------------------------------------------------
Total assets                                                  $200,522  $150,755
--------------------------------------------------------------------------------

LIABILITIES
Deposits:
Demand deposits                                               $  3,027  $  3,490
Savings and NOW deposits 34,778                                 17,119
Money-market deposits                                           33,629    17,180
Time deposits                                                   99,033    93,378
                                                                ------    ------
Total deposits                                                 170,467   131,167
Convertible debentures                                           7,000      --
Accrued interest on convertible debentures                         299      --
Mortgage escrow funds                                              870       590
Official checks outstanding                                      1,572       719
Other liabilities                                                  747       638
--------------------------------------------------------------------------------
Total liabilities                                              180,955   133,114
--------------------------------------------------------------------------------
Minority interest                                                   23        21

Commitments and contingencies (notes 5, 16, 18 and 22)

STOCKHOLDERS' EQUITY
Preferred stock (300,000 shares authorized, none issued)          --        --
Class A common stock ($1.00 par value,
     7,500,000 shares authorized, 2,184,515 and 2,124,415
     shares issued and outstanding, respectively)                2,184     2,124
Class B common stock ($1.00 par value, 700,000
     shares authorized, 300,000 issued and outstanding)            300       300
Additional paid-in-capital, common 13,789                       13,360
Retained earnings                                                3,271     1,836
--------------------------------------------------------------------------------
Total stockholders' equity                                      19,544    17,620
--------------------------------------------------------------------------------
Total liabilities, minority interest
     and stockholders' equity                                 $200,522  $150,755
--------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiary

                      Consolidated Statements of Earnings

                                              For the Year Ended
                                                  December 31,
                                              ------------------
($ in thousands, except per share data)           1998      1997
--------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans receivable                                 $8,278  $6,415
Securities                                        4,224   2,632
Other interest-earning assets                       432     300
--------------------------------------------------------------------------------
Total interest and dividend income               12,934   9,347
--------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                          7,977   5,893
Convertible debentures and other borrowed funds     320       1
--------------------------------------------------------------------------------
Total interest expense                            8,297   5,894
--------------------------------------------------------------------------------
Net interest and dividend income                  4,637   3,453
Provision for loan loss reserves                    479     352
--------------------------------------------------------------------------------
Net interest and dividend income after
     provision for loan loss reserves             4,158   3,101
--------------------------------------------------------------------------------
NONINTEREST INCOME
Customer service fees                               139      92
Income from mortgage activities                     195      32
All other                                            15      12
--------------------------------------------------------------------------------
Total noninterest income                            349     136
--------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries and employee benefits                    1,056     907
Occupancy and equipment, net                        467     457
Advertising and promotion                            31      41
Professional fees and services                      225     149
Stationery, printing and supplies                    98      83
All other                                           254     267
Minority interest in subsidiary                       2       2
--------------------------------------------------------------------------------
Total noninterest expenses                        2,133   1,906
--------------------------------------------------------------------------------
Earnings before income taxes                      2,374   1,331
Income taxes                                        939     487
--------------------------------------------------------------------------------
Net earnings                                     $1,435  $  844
--------------------------------------------------------------------------------
Basic earnings per share                         $ 0.58  $ 0.49
Diluted earnings per share                       $ 0.46  $ 0.41
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiary

           Consolidated Statements of Changes in Stockholders' Equity



                                                            For the Year Ended
                                                                 December 31,
                                                            ------------------
($ in thousands)                                                 1998      1997
--------------------------------------------------------------------------------
CLASS A COMMON STOCK
Balance at beginning of year                                  $  2,124  $    900
Effect of 1.5 for 1 stock split                                   --         450
Issuance of 747,500 shares in public offering                     --         748
Issuance of 26,915 shares in exchange for
     common stock of minority stockholders of Intervest Bank      --          26
Issuance of 60,100 shares upon exercise of stock warrants           60      --
--------------------------------------------------------------------------------
Balance at end of year                                           2,184     2,124
--------------------------------------------------------------------------------
CLASS B COMMON STOCK
Balance at beginning of year                                       300       200
Effect of 1.5 for 1 stock split                                   --         100
--------------------------------------------------------------------------------
Balance at end of year                                             300       300
--------------------------------------------------------------------------------
ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of year                                    13,360     7,655
Effect of 1.5 for 1 stock split                                   --        (550)
Issuance of 747,500 shares in
     public offering, net of issuance costs                       --       5,972
Issuance of 26,915 shares in exchange for
     common stock of minority stockholders of Intervest Bank      --         283
Compensation related to issuance of Class B stock warrants          43      --
Issuance of 60,100 shares upon exercise of stock warrants,
     including tax benefits                                        386      --
--------------------------------------------------------------------------------
Balance at end of year                                          13,789    13,360
--------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at beginning of year                                     1,836       992
Net earnings for the year                                        1,435       844
--------------------------------------------------------------------------------
Balance at end of year                                           3,271     1,836
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total stockholders' equity at end of year                     $ 19,544  $ 17,620
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                Intervest Bancshares Corporation and Subsidiary

                      Consolidated Statements of Cash Flows

                                                                                  For the Year Ended
                                                                                      December 31,
                                                                                  ------------------
($ in thousands)                                                                      1998      1997
OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------
Net earnings                                                                      $  1,435   $    844
Adjustments  to  reconcile  net  earnings  to net  cash  provided  by  operating activities:
Depreciation and amortization                                                          337        260
Provision for loan loss reserves                                                       479        352
Deferred income tax (benefit) expense                                                  (94)        41
Accrued interest expense on debentures                                                 299       --
Compensation expense related to stock warrants                                          43       --
Amortization of premiums, fees and discounts, net                                     (218)        19
Increase in accrued interest receivable and other assets                              (698)      (495)
Increase in other liabilities                                                          996        115
------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                            2,579      1,136
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase to interest-earning deposits                                                 (100)      --
Maturities and calls of securities held to maturity                                 50,050     20,175
Purchases of securities held to maturity                                           (73,650)   (44,450)
Net increase in loans receivable                                                   (20,657)   (16,563)
Purchases of Federal reserve bank stock                                               --          (30)
Purchases of premises and equipment, net                                              (377)    (2,197)
Sales of foreclosed real estate                                                       --          185
------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                              (44,734)   (42,880)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand, savings, NOW and money-market deposits                      33,645     18,603
Net increase in time deposits                                                        5,655     19,117
Net increase in mortgage escrow funds                                                  280        160
Net proceeds from sale of convertible debentures                                     6,457       --
Proceeds from issuance of common stock, net of issuance costs                          414      6,720
------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                           46,451     44,600
------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                            4,296      2,856
Cash and cash equivalents at beginning of year                                       9,176      6,320
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $ 13,472   $  9,176
------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
Interest                                                                          $  7,929   $  5,832
Income taxes                                                                           849        700
Noncash activities:
Compensation related to warrants                                                        43       --
Interest on convertible debentures                                                     299       --
   Issuance of common stock in exchange for common stock of minority
     stockholders of  subsidiary                                                      --          309
------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

1.      Description of Business and Summary of Significant Accounting Policies

        Description of Business

         Intervest Bancshares Corporation (the "Holding Company") was incorporated on February 5, 1993 and is headquartered in New York City. At December 31, 1998, the Holding Company owned 99.78% of the outstanding common stock and 100% of the outstanding preferred stock of Intervest Bank (the "Bank"). Hereafter, the Holding Company and the Bank are referred to collectively as the "Company," on a consolidated basis. The Holding Company's primary business is the operation of the Bank. The Bank is a Florida state-chartered commercial bank that provides a wide range of banking services to small and middle-market businesses and individuals through its five banking offices located in Pinellas County, Florida. The principal executive offices of the Bank are located at 625 Court Street, Clearwater, Florida.

         In December 1998, an application filed by the Holding Company for the formation of a new nationally- chartered commercial bank, "Intervest National Bank." was granted preliminary approval by the Office of the Comptroller of the Currency. The new bank will be a wholly owned subsidiary and is expected to open in the spring of 1999. The new bank will be located at One Rockefeller Plaza in Manhattan, New York, and will provide full banking services.

         Principles of Consolidation, Basis of Presentation and Use of Estimates

         The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions are eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the current year's presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, as of the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ significantly from those estimates.

        Cash Equivalents

         For purposes of the statements of cash flows, cash equivalents include Federal funds sold and short-term investments. Federal funds are generally sold for one-day periods and short-term investments have maturities of three months or less.

        Securities

         Securities for which the Company has the ability and intent to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for accretion of any discounts and amortization of premiums, which are recognized into interest income using the interest method over the period to maturity. Securities that are held for indefinite periods of time which management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of related income taxes. Realized gains and losses from sales are determined using the specific identification method.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

1. Description of Business and Summary of Significant Accounting Policies, Continued

        Loans Receivable

         Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or satisfaction are carried at their outstanding principal net of chargeoffs, the allowance for loan loss reserves, unamortized discounts and deferred loan origination fees or costs. Loan origination and commitment fees, net of certain costs, are deferred and amortized to interest income as an adjustment to the yield of the related loans over the contractual life of the loans using the interest method. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to income as appropriate.

         Loans are placed on nonaccrual status when principal or interest becomes 90 days or more past due. Accrued interest receivable previously recognized is reversed when a loan is placed on nonaccrual status. Amortization of net deferred fee income is discontinued for loans placed on nonaccrual status. Interest payments received on loans in nonaccrual status are recognized as income on a cash basis unless future collections of principal are doubtful, in which case the payments received are applied as a reduction of principal. Loans remain on nonaccrual status until principal and interest payments are current.

        Allowance for Loan Loss Reserves

         The allowance for loan loss reserves is netted against loans receivable and is increased by provisions charged to operations and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated monthly with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affec the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending region. In addition, SFAS No. 114 specifies the manner in which the portion of the allowance for loan loss reserves is computed related to certain loans that are impaired. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impaired loans normally consist of loans on nonaccrual status. Interest income on impaired loans is recognized on a cash basis. Impairment for commercial real estate and residential loans is required to be measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral.

         When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan loss reserves and a charge through the provision for loan losses. The Company normally charges off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

         Lastly, the Company's regulators, as an integral part of their examination process, periodically review the allowance for loan loss reserves. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

1. Description of Business and Summary of Significant Accounting Policies, Continued

         Foreclosed Real Estate

         Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold. Upon foreclosure of the property, the related loan is transferred from the loan portfolio to foreclosed real estate at the lower of the loan's carrying value at the date of transfer, or estimated fair value of the property less estimated selling costs. Such amount becomes the new cost basis of the property. Adjustments made to the carrying value at the time of transfer are charged to the allowance for loan loss reserves. After foreclosure, management periodically performs market valuations and the real estate is carried at the lower of cost or estimated fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance of the property are included in the consolidated statement of earnings.

         Premises and Equipment

         Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method over the terms of the related leases, or the useful life of the asset, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expense as incurred, while major improvements are capitalized.

         Stock Based Compensation

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all their stock-based compensation plans. However it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to follow APB No. 25 and related interpretations in accounting for its stock-based compensation, which is in the form of stock warrants. Statement 123 requires pro forma disclosures of net earnings and earnings per share determined as if the Company accounted for its stock warrants under the fair value method.

         Advertising Costs

         Advertising costs are expensed as incurred.

         Income Taxes

         Under SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law or rates is recognized in income in the period that includes the enactment date of change. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

1. Description of Business and Summary of Significant Accounting Policies, Continued

         Earnings Per Share (EPS)

         Basic EPS is calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net earnings by the weighted-average number of shares of common stock and dilutive potential common stock shares that may be outstanding in the future. Potential common stock shares consist of outstanding dilutive common stock warrants (which are computed using the treasury stock method) and convertible debentures (computed using the "if converted method"). Diluted EPS considers the potential dilution that could occur if the Company's outstanding stock warrants and convertible debentures were converted into common stock that then shared in the Company's earnings (as adjusted for expense that would no longer occur if the debentures were converted). Prior to the public stock offering in November 1997, there was no public market for the Company's common stock. For purposes of calculating Diluted EPS for 1997, the $10 public stock offering price is assumed to be the market price.

         Off-Balance Sheet Financial Instruments

         In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

         Recent Accounting Pronouncements

         Reporting Comprehensive Income. On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which established standards for reporting comprehensive income. Comprehensive income is defined by the standard as the change in equity of an enterprise except for those changes resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company had no items of comprehensive income in 1998 or 1997, therefore such a statement is not presented.

         Employers' Disclosures about Pensions and Other Postretirement Benefits. On December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, 88 and 106." The statement revised, deleted or added certain disclosures with regard to such plans. It did not change the measurement or recognition of those plans. The adoption of this standard had no impact on the Company's financial statement disclosures.

         Accounting for Start-Up Costs. In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

1. Description of Business and Summary of Significant Accounting Policies, Continued

         Accounting for Start-Up Costs, Continued. Previously, start-up costs were generally capitalized and amortized over a period of time. Upon adoption of this statement, approximately $160,000 of start-up costs associated with organizing the new bank will be expensed in the first quarter of 1999. Additional expenses also will be incurred in the first quarter in connection with organizing the new bank.

         Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative
         Instruments and Hedging Activities." The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires, among other things, that an entity recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Since the Company does not currently use derivative financial instruments, the standard will not have any impact on the Company's financial statements when adopted.

         Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. The SOP, among other things, provides guidance as to when and what types of costs should be capitalized as it relates to internal-use software. Upon adoption, the Company expects that this SOP will not have any impact on its financial statements.


2.       Securities Held To Maturity

         The carrying and estimated fair values of securities held to maturity are summarized as follows:


                                             Gross          Gross       Estimated
                                           Amortized      Unrealized    Unrealized       Fair
($ in thousands)                              Cost          Gains         Losses         Value
---------------------------------------------------------------------------------------------------
At December 31, 1998:
   U.S. Treasury securities                $ 2,015        $    15        $  --          $ 2,030
   U.S. Government and agency securities    80,323            186            366         80,143
---------------------------------------------------------------------------------------------------
                                           $82,338        $   201        $   366        $82,173
---------------------------------------------------------------------------------------------------
At December 31, 1997:
   U.S. Treasury securities                $ 4,027        $    15        $  --          $ 4,042
   U.S. Government and agency securities    54,794             64             64         54,794
---------------------------------------------------------------------------------------------------
                                           $58,821        $    79        $    64        $58,836
---------------------------------------------------------------------------------------------------

         At December 31, 1998 and 1997, the securities portfolio was comprised of securities with fixed rates of interest. The weighted-average yield of the portfolio was approximately 5.89% at December 31, 1998 and 6.24% at December 31, 1997.

         At December 31, 1998, U.S Government and agency securities consist of debt obligations of the Federal Home Loan Bank, Federal Farm Credit Bank and Federal National Mortgage Association. There were no sales of securities during the years ended December 31, 1998 and 1997. Intervest Bancshares Corporation and Subsidiary Notes to Consolidated Financial Statements For the Years Ended December 31, 1998 and 1997

         The carrying and estimated fair values of securities held to maturity at December 31, 1998, by remaining term to contractual maturity are summarized as follows:

($ in thousands)
                                        Amortized Estimated Fair
                                           Cost     Value
--------------------------------------------------------------------------------
Due in one year or less                  $ 2,015   $ 2,030
Due after one year through five years     61,060    60,870
Due after five years through ten years    19,263    19,273
--------------------------------------------------------------------------------
                                         $82,338   $82,173
--------------------------------------------------------------------------------

3.       Loans Receivable
         Loans receivable are summarized as follows:
                                   At December 31, 1998     At December 31, 1997
                                   --------------------     --------------------
($ in thousands)                   # of loans    Amount     # of loans  Amount
--------------------------------------------------------------------------------
Commercial real estate loans             95    $ 68,828         106   $ 64,270
Residential multifamily loans            51      23,707          34       6,903
Residential 1-4 family loans             47       2,627          49      3,162
Construction loans                       --          --           1        158
Commercial loans                         49       2,875          49      2,641
Consumer loans                           17         184          13         92
--------------------------------------------------------------------------------
Loans receivable                        259      98,221         252     77,226
--------------------------------------------------------------------------------
Deferred loan fees                                 (485)       (401)
Allowance for loan loss reserves                 (1,662)     (1,173)
--------------------------------------------------------------------------------
Loans receivable, net                          $ 96,074    $ 75,652
--------------------------------------------------------------------------------

         At December 31, 1998 and 1997, there were no loans held for sale.

         The geographic distribution of the loan portfolio is summarized as follows:

                  At December 31, 1998     At December 31, 1997
                  --------------------     --------------------

($ in thousands)
----------------

                 Amount    % of Total     Amount    % of Total
--------------------------------------------------------------------------------
Florida         $82,167       83.7%      $72,649       94.1%
New York City    16,054       16.3         4,577        5.9
--------------------------------------------------------------------------------
                $98,221      100.0%      $77,226      100.0%
--------------------------------------------------------------------------------

Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions as well as the Company's underwriting standards. Economic conditions affect the income levels of borrowers and the market value of the underlying collateral. In addition, although commercial real estate and multifamily loans typically bear higher interest rates than 1-4 family residential loans, they entail certain risks not normally found in 1-4 family residential mortgage lending. Commercial real estate and multifamily loans usually involve larger loans to single borrowers. In addition, satisfactory payment experience on loans secured by income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings) is largely dependent on high levels of occupancy. Thus, these loans are more subject to adverse conditions in the real estate market and economy or specific conditions at or in the vicinity of the property's location.

                      Intervest Bancshares Corporation and
   Subsidiary Notes to Consolidated Financial Statements For the Years Ended
                           December 31, 1998 and 1997

4. Allowance for Loan Loss Reserves

         Activity in the allowance for loan loss reserves is summarized as follows:

                         For the Year Ended December 31,
                         -------------------------------
($ in thousands)                    1998     1997
--------------------------------------------------------------------------------
Balance at beginning of year      $1,173   $  811
Provision charged to operations      479      352
Recoveries                            10       10
--------------------------------------------------------------------------------
Balance at end of year            $1,662   $1,173
--------------------------------------------------------------------------------

         There were no loans on nonaccrual status or classified as impaired during the years ended December 31, 1998 or 1997.

5. Premises and Equipment, Lease Commitments and Rental Expense

        Premises and equipment is summarized as follows:

                                                    At December 31,
                                                    ---------------
($ in thousands)                                   1998       1997
--------------------------------------------------------------------------------
Land                                            $ 1,264    $ 1,064
Buildings                                         3,419      3,398
Leasehold improvements                              136        162
Furniture, fixtures and equipment                 1,289      1,226
--------------------------------------------------------------------------------
Total cost                                        6,108      5,850
--------------------------------------------------------------------------------
Less accumulated deprecation and amortization    (1,191)      (973)
--------------------------------------------------------------------------------
Net book value                                  $ 4,917    $ 4,877
--------------------------------------------------------------------------------

         The Bank leases its Belcher Road office, which is accounted for as an operating lease expiring in June 2007. The lease contains escalation clauses based upon the consumer price index and several adjustments up to a maximum of 3% of the previous year's rental.

         The Holding Company has leased office space for the new proposed national bank in Manhattan, New York, which is accounted for as an operating lease expiring in May 2008. The rental payments are fixed at $257,261 per annum beginning on July 1, 1999, increasing to $285,073 per annum on December 1, 2003 until expiration.

         The Company's rental expense aggregated $94,000 and $125,000, for 1998 and 1997, respectively.

         Future minimum annual lease rental payments under noncancellable operating leases at December 31, 1998, aggregated as follows: $225,000 in 1999; $356,000 in 2000; $359,000 in 2001; $363,000 in 2002; $369,000
         in 2003; and $1,665,000 thereafter.

         The Bank subleases certain of its space to other companies under leases that expire at various times through August 2007. Sublease rental income aggregated $338,000 and $195,000 for 1998 and 1997, respectively. Future sublease rental income at December 31, 1998 is summarized as follows: $281,000 in 1999, $271,000 in 2000, $211,000 in
         2001, $190,000 in 2002, $161,000 in 2003 and $631,000 thereafter.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

6.      Deposits

         Scheduled maturities of certificates of deposit accounts are summarized as follows:

                                  At December 31, 1998    At December 31, 1997
                                  --------------------    --------------------
                                              Wtd-Avg                 Wtd-Avg
($ in thousands)                   Amount   Stated Rate   Amount     Stated Rate
--------------------------------------------------------------------------------
Within one year                   $55,130       5.36%    $46,954       5.46%
Over one to two years              17,052       5.90      16,554       5.97
Over two to three years            10,153       6.00       9,446       6.40
Over three to four years 10,576                 6.06       9,362       6.05
Over four years                     6,122       5.85      11,062       6.07
--------------------------------------------------------------------------------
                                  $99,033       5.62%    $93,378       5.78%
--------------------------------------------------------------------------------

         Certificates of deposit accounts of $100,000 or more totaled $10,962,000 and $9,506,000 at December 31, 1998 and 1997, respectively.
         At December 31, 1998, certificates of deposit accounts of $100,000 or more by remaining maturity were as follows: due within one year $7,353,000; over one to two years $1,619,000; over two to three years $1,028,000; over three to four years $862,000; and over four years $100,000.

         Interest expense on deposits is summarized as follows:

                              For the Year Ended December 31,
                              -------------------------------
($ in thousands)                     1998     1997
--------------------------------------------------------------------------------
Money-market and NOW accounts      $1,324   $  816
Savings accounts                      832      446
Certificates of deposit accounts    5,821    4,631
--------------------------------------------------------------------------------
                                   $7,977   $5,893
--------------------------------------------------------------------------------


7.       Convertible Debentures

         In June 1998, the Holding Company sold $7,000,000 of principal amount of Convertible Subordinated Debentures (the "Debentures") in a public offering. The proceeds from the sale, net of underwriting discounts and other fees, amounted to approximately $6,500,000. The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008, unless previously redeemed by the Holding Company, into shares of Class A common stock of the Holding Company at the following current conversion prices per share: $10.00 through December 31, 1999, $12.50 in 2000; $14.00 in 2001; $15.00 in
         2002;  $16.00 in 2003;  $18.00 in 2004; $21.00 in 2005; $24.00 in 2006;
         $27.00 in 2007 and $30.00 from January 1, 2008 through April 1, 2008.


         The Holding Company has the right to establish conversion prices that are less than those set forth above for such periods as it may determine. On January 13, 1999, the conversion prices were adjusted downward from those set at the original offering date to the prices shown above. The Holding Company also has the option at any time to call all or any part of the Debentures for payment and redeem the same at any time prior to maturity thereof. The redemption price for the Debentures is (i) the face amount plus a 2% premium if the date of redemption is prior to July 1, 1999, (ii) the face amount plus a 1% premium if redemption occurs on or after July 1, 1999 and prior to July 1, 2000, or (iii) the face amount if the date of redemption is on or after July 1, 2000.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

7.       Convertible Debentures, Continued

         Interest on the Debentures will accrue and compound each calendar quarter at 8%. All accrued interest is payable at the maturity of the Debentures whether by acceleration, redemption or otherwise. Any Debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly.


8.       Other Borrowed Funds

         The Bank has agreements with correspondent banks whereby the Bank may borrow up to $6,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at December 31, 1998 or 1997.

9.       Stockholders' Equity

         The Holding Company's Board of Directors is authorized to issue up to 300,000 shares of preferred stock of the Holding Company without stockholder approval. The powers, preferences and rights, and the qualifications, limitations, and restrictions thereof on any series of preferred stock issued is determined by the Board of Directors. At December 31, 1998 and 1997, there was no preferred stock issued and outstanding.

         Class A and B common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B common stock remain issued and outstanding, the holders of the outstanding shares of Class B common stock are entitled to vote for the election of two-thirds of the Board of Directors (rounded to the nearest whole number), and the holders of the outstanding shares of Class A common stock are entitled to vote for the remaining Directors of the Holding Company. The shares of Class B common stock are convertible, on a share-for-share basis, into Class A common stock at any time after January 1, 2000. On September 18, 1997 the Board of Directors of the Holding Company declared a 1.5 for 1 Class A and Class B common stock split payable in September 1997. All per share amounts reflect the effect of these stock splits.

10.      Asset and Dividend Restrictions

         The Bank is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts. At December 31, 1998 and 1997, balances maintained as reserves were not material.

         As a member of the Federal Reserve Bank, the Bank must maintain an investment in the capital stock of the Federal Reserve Bank. At December 31, 1998 and 1997, such investment aggregated to $233,000.

         The payment of dividends by the Holding Company and the Bank is subject to various regulatory restrictions. These restrictions take into consideration various factors such as whether there are sufficient net earnings, as defined, liquidity, asset quality, capital adequacy and economic conditions. Additionally, no dividends may be declared or paid with respect to shares of Class B common stock until January 1, 2000, after which time the holders of Class A common stock and Class B common stock will share ratably in any dividend. The Holding Company has never paid a common dividend to its shareholders and currently has no intentions of paying a common dividend.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

11.      Profit Sharing Plan

         The Bank sponsors a tax-qualified, profit sharing plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank's contributions to the profit sharing plan are discretionary and are determined annually. Total expense related to the contributions to the plan included in the accompanying consolidated financial statements aggregated $22,220 and $21,377 for 1998 and 1997, respectively.

12.      Related Party Transactions

         The Bank has made loans to certain of its directors and their related entities. The activity is as follows:


                         For the Year Ended December 31,
                         -------------------------------
($ in thousands)                 1998       1997
--------------------------------------------------------------------------------
Balance at beginning of year   $ 3,242    $ 2,941
Additions                          868        510
Repayments                        (177)      (209)
--------------------------------------------------------------------------------
Balance at end of year         $ 3,933    $ 3,242
--------------------------------------------------------------------------------

         There are no loans to directors or officers of the Holding Company. The Bank participates with Intervest Corporation of New York (ICNY) in one mortgage with a balance of $237,000 at December 31, 1998, and three mortgages at December 31, 1997 aggregating $1,310,000. The shareholders of ICNY are shareholders, directors and officers of the Company.

13.      Common Stock Warrants

         The Holding Company has common stock warrants outstanding, which entitle the registered holders thereof to purchase one share of common stock for each warrant. All warrants are exercisable when issued, except for Class B common stock warrants issued in 1998. The Holding Company's warrants have been issued in connection with public stock offerings, to directors and employees of the Bank and directors of the Holding Company and to outside third parties for performance of services.

         Data concerning common stock warrants is summarized as follows:


                                                 Exercise Price Per Warrant         Total           Wtd-Avg
                                                 --------------------------         -----           -------
Class A Common Stock Warrants:        $     6.67    $    10.00    $14.00 (2)     Warrants    Exercise Price
------------------------------------------------------------------------------------------------------------
Outstanding at December 31,1996        1,528,665          --            --      1,528,665    $    6.67
   Granted in 1997 (1)                      --         949,183          --        949,183    $   10.00
   Granted in 1997                          --          16,500          --         16,500    $   10.00
                                      ---------------------------------------------------
Outstanding at December 31,1997        1,528,665       965,683          --      2,494,348    $    7.96
   Granted in 1998                          --              20       122,000      122,020    $   14.00
   Exercised in 1998                     (56,100)       (4,000)         --        (60,100)   $    6.89
------------------------------------------------------------------------------------------
Outstanding at December 31,1998        1,472,565       961,703       122,000    2,556,268    $    8.27
------------------------------------------------------------------------------------------
Remaining contractual life in years
    at December 31, 1998                     4.4           4.0          4.0         4.2
------------------------------------------------------------------------------------------


(1) These warrants entitle the holder to purchase one share of Class A common stock at a price of $10.00 per share through year-end 1999; $11.50 per share in 2000; $12.50 per share in 2001 and $13.50 per share in 2002.

(2) These warrants entitle the holder to purchase one share of Class A common stock at a price of $14.00 per share through year-end 1999; $15.00 per share in 2000; $16.00 per share in 2001 and $17.00 per share in 2002.

                 Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

13.      Common Stock Warrants, Continued


                                 Exercise Price
                                 --------------
                                   Per Warrant    Total     Wtd-Avg
                                   -----------    -----     -------
Class B Common Stock Warrants:        $  6.67   $ 10.00  Warrants Exercise Price
--------------------------------------------------------------------------------
Outstanding at December 31,1996          --        --        --     $ --
   Granted in 1997                    150,000      --     150,000   $    6.67
                                      ---------------------------
Outstanding at December 31,1997       150,000      --     150,000   $    6.67
   Granted in 1998 (1)                   --      50,000    50,000   $   10.00
-----------------------------------------------------------------
Outstanding at December 31,1998       150,000    50,000   200,000   $    7.50
-----------------------------------------------------------------
Remaining contractual life in years
   at December 31, 1998                   8.1       9.1       8.3
--------------------------------------------------------------------------------

(1) At December 31, 1998, 7,100 of these warrants were immediately exercisable. An additional 7,100 warrants vest and become exercisable on each April 27th of 1999, 2000, 2001, 2002, 2003 and the remaining 7,400 on April 27, 2004. The warrants, which expire on January 31, 2008, become fully vested earlier upon certain conditions.

         The Company uses the intrinsic value-based method prescribed under APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock warrants. Under this method, compensation expense related to stock warrants is the excess, if any, of the market price of the stock as of the grant date over the exercise price of the warrant. The exercise price of the Class B warrants granted in 1998 was below the market price of the common shares at the date of grant. Therefore, in accordance with APB Opinion No. 25, approximately $43,000 was included in salaries and employee benefits expense for 1998 in connection with the issuance of these warrants. No compensation expense was recorded related to the remaining stock warrants granted in 1998 because their exercise prices were the same as the market price of the common shares at the date of grant.

         Had compensation expense been determined based on the estimated fair value of the warrants at the grant date in accordance with SFAS No.
         123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts as follows:

                                        For the Year Ended December 31,
                                        -------------------------------
($ in thousands,  except per share amounts)     1998    1997
--------------------------------------------------------------------------------
Reported net earnings                         $1,435   $ 844
Pro forma net earnings (1)                    $1,146   $ 384

Reported basic earnings per share             $ 0.58   $0.49
Pro forma basic earnings per share            $ 0.47   $0.22

Reported diluted earnings per share           $ 0.46   $0.41
Pro forma diluted earnings per share          $ 0.38   $0.19
--------------------------------------------------------------------------------

(1) Pro forma net earnings for 1998 does not reflect the full impact of calculating compensation expense related to Class B stock warrants granted in 1998, since the total expense calculated under SFAS No.123 is apportioned over the vesting period of those warrants.

         The per share weighted-average estimated fair value of 172,000 stock warrants granted to employees and directors in 1998 was $3.63 on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used: no expected dividends; expected life of 2.9 years, expected price volatility of 25% and a 5.5% risk-free interest rate. The per share weighted-average estimated fair value of 166,500 stock warrants granted to employees and directors in 1997 was $2.76 on the date of grant based on the following weighted-average assumptions: no expected dividends; expected life of
         8.4 years, no expected stock volatility and a 6.0% risk-free interest rate. The assumptions are subjective in nature, involve uncertainties
         and  cannot  be  determined   with  precision.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

14.      Income Taxes

         The Holding Company and its subsidiary file a consolidated Federal income tax return on a calendar year basis. The Holding Company files state income tax returns in New York and New Jersey and franchise tax returns in Delaware. The Bank files a state income tax return in Florida. At December 31, 1998, the Company had net operating loss carryforwards (NOLs) of $163,000 relating to the operations of the Bank available to reduce future Federal taxable income. The NOLs expire in 2007 and 2008.

         At December 31, 1998 and 1997, the Company had a net deferred tax asset of $579,000 and $485,000, respectively. The asset relates to the unrealized benefit for: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions; and unused operating loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of such assets is dependent upon the generation of sufficient taxable income during the periods in which those temporary differences become deductible. Management believes that it is more likely than not that the Company's deferred tax asset will be realized and accordingly, a valuation allowance for deferred tax assets was not maintained at any time during 1998 and 1997.

         The provision for income tax expense consisted of the following:

($ in thousands)                Current    Deferred     Total
--------------------------------------------------------------------------------
Year Ended December 31, 1998:
   Federal                      $   815    $   (80)   $   735
   State and Local                  218        (14)       204
--------------------------------------------------------------------------------
                                $ 1,033    $   (94)   $   939
--------------------------------------------------------------------------------
Year Ended December 31, 1997:
   Federal                      $   377    $    35    $   412
   State and Local                   69          6         75
--------------------------------------------------------------------------------
                                $   446    $    41    $   487
--------------------------------------------------------------------------------


         The components of deferred tax (benefit) expense are summarized as follows:


                         For the Year Ended December 31,
                         -------------------------------
($ in thousands)                    1998     1997
--------------------------------------------------------------------------------
Allowance for loan loss reserves   $(185)   $(113)
Depreciation                         (38)      (1)
Deferred loan fees                     7        6
Net operating loss carryforwards     125      125
All other                             (3)      24
--------------------------------------------------------------------------------
                                   $ (94)   $  41
--------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

14.        Income Taxes, Continued

         The tax effects of the temporary differences that give rise to the net deferred tax asset are summarized as follows:

                                     At December 31,
                                     ---------------
($ in thousands)                      1998    1997
--------------------------------------------------------------------------------
Deferred Tax Asset:
  Allowance for loan loss reserves   $ 483   $ 298
  Deferred loan fees                     6      13
  Net operating loss carryforwards      61     186
  Depreciation                          19    --
  All other                             10       7
Total gross deferred tax asset         579     504
Deferred Tax Liability:
  Depreciation                        --       (19)
--------------------------------------------------------------------------------
Net deferred tax asset               $ 579   $ 485
--------------------------------------------------------------------------------

         The reconciliation between the statutory Federal income tax rate and the Company's effective tax rate (including state and local taxes) is as follows:

                                                 For the Year Ended December 31,
                                                 -------------------------------
($ in thousands)                                            1998    1997
--------------------------------------------------------------------------------
Tax provision at statutory rate                             34.0%   34.0%
Increase (decrease) in taxes resulting from:
   State and local income taxes, net of Federal benefit      5.6     3.8
   Other                                                      --    (1.2)
--------------------------------------------------------------------------------
                                                            39.6%   36.6%
--------------------------------------------------------------------------------

15.     Earnings Per Share

         Net earnings applicable to common stock and the weighted-average number of shares used for basic and diluted earnings per share computations are summarized as follows:

                                                                            For the Year Ended December 31,
                                                                            -------------------------------
($ in  thousands,  except share and per share amounts)                               1998          1997
-----------------------------------------------------------------------------------------------------------
 Basic earnings per share:
  Net earnings applicable to common stockholders                                  $    1,435   $      844
  Average number of common shares outstanding                                      2,457,113    1,712,292
-----------------------------------------------------------------------------------------------------------
Basic earnings per share amount                                                   $     0.58   $     0.49
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share:
  Net earnings applicable to common stockholders                                  $    1,435   $      844
  Adjustment to net earnings from assumed conversion of debentures                       172         --
  Adjusted net earnings for diluted earnings per share computation                $    1,607   $      844
  Average number of common shares outstanding:
  Common shares outstanding                                                        2,457,113    1,712,292
      Potential dilutive shares resulting from exercise of warrants                  630,457      360,167
      Potential dilutive shares resulting from conversion of debentures              385,946         --
  Total average number of common shares outstanding used for dilution              3,473,516    2,072,459
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share amount                                                 $     0.46   $     0.41
-----------------------------------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

15.      Earnings Per Share, Continued

         A total of 122,000 common stock warrants with an exercise price of $14.00 were not included in the computation of diluted EPS for 1998 because their exercise price was greater than the average market price of the common shares during 1998. Warrants to purchase 989,083 shares of Class A common stock at $10.00 per share were not included in the computation for diluted EPS for 1997 because the warrants' exercise price approximated the market price of the stock.

16.      Contingencies

         As a result of transactions conducted in the ordinary course of business, the Company is a defendant in various legal actions. Management, after consultation with legal counsel, believes that the ultimate liability, if any, arising from such legal actions will not materially affect the Company's financial condition, liquidity or its results of operations.

17.      Regulatory Matters

         The Holding Company and the Bank are subject to regulation, examination and supervision by the Federal Reserve Bank. In addition, the Bank is also subject to regulation, examination and supervision by the Florida Department of Banking and Finance and the Federal Deposit Insurance Corporation. The Bank is also governed by numerous Federal and state laws and regulations, including the FDIC Improvement Act of 1991 (FDICIA). Among other matters, FDICIA established five capital categories ranging from well capitalized to critically undercapitalized. Such classifications are used by the FDIC and other bank regulatory agencies to determine various matters, including prompt corrective action and each institution's semi-annual FDIC deposit insurance premium assessments.

         As of December 31, 1998, the most recent notification from the regulators categorized the Bank as a well-capitalized institution under the criteria of FDICIA, which requires minimum Tier 1 leverage and Tier 1 and total risk-based capital ratios of 5%, 6% and 10%, respectively. Management believes that there are no current conditions or events outstanding that would change the designation from well capitalized.

         The tables below present information regarding the Bank's capital adequacy.


                                                                     For Capital    For  Well-Capitalized
                                                                     -----------    ---  ----------------
                                                   Actual         Adequacy Purposes        Purposes
                                                   ------         -----------------        --------
($ in thousands)                            Amount       Ratio   Amount      Ratio  Amount         Ratio
----------------------------------------------------------------------------------------------------------
As of December 31, 1998:
   Total capital to risk-weighted assets    $12,046      11.15%  $ 8,644      8.00%  $10,805      10.00%
   Tier 1 capital to risk-weighted assets   $10,692       9.90%  $ 4,322      4.00%  $ 6,483       6.00%
   Tier 1 capital to average assets         $10,692       6.04%  $ 7,086      4.00%  $ 8,857       5.00%
As of December 31, 1997:
   Total capital to risk-weighted assets    $10,243      11.46%  $ 7,153      8.00%  $ 8,941      10.00%
   Tier 1 capital to risk-weighted assets   $ 9,125      10.21%  $ 3,577      4.00%  $ 5,365       6.00%
   Tier 1 capital to average assets         $ 9,125       6.53%  $ 5,591      4.00%  $ 6,988       5.00%
----------------------------------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997

18.      Off-Balance Sheet Financial Instruments

         The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are in the form of commitments to extend credit and standby letters of credit, and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the off-balance sheet financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

         Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

         The following is a summary of the notional amounts of the Company's off-balance sheet financial instruments.


                             At December 31,
                             ---------------
($ in thousands)              1998     1997
--------------------------------------------------------------------------------
Unfunded loan commitments   $3,175   $2,950
Available lines of credit      628      527
Standby letters of credit    1,100      100
--------------------------------------------------------------------------------
                            $4,903   $3,577
--------------------------------------------------------------------------------

19.      Estimated Fair Value of Financial Instruments

         Fair value estimates are made at a specific point in time based on available information about each financial instrument. Where available, quoted market prices are used. However, a significant portion of the Company's financial instruments, such as commercial real estate loans, do not have an active marketplace in which they can be readily sold or purchased to determine fair value. Consequently, fair value estimates for such instruments are based on assumptions made by management that include the financial instrument's credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of management's assumptions could cause the fair value estimates to deviate substantially. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business, the Company's customer relationships, branch network, and the value of assets and liabilities that are not considered financial instruments, such as core deposit intangibles and premises and equipment.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

19.      Estimated Fair Value of Financial Instruments, Continued

         The carrying and estimated fair values of the Company's financial instruments are summarized as follows:

                                                 At December 31, 1998   At December 31, 1997
                                                 --------------------   --------------------
                                                  Carrying    Fair      Carrying   Fair
($ in thousands)                                   Value      Value      Value     Value
--------------------------------------------------------------------------------------------
Financial Assets:
  Cash and cash equivalents                      $ 13,472   $ 13,472   $  9,176   $  9,176
  Securities held to maturity, net 82,338          82,173     58,821     58,836
  Loans receivable, net                            96,074     96,139     75,652     75,658
  Federal reserve bank stock                          233        233        233        233
  Interest-bearing deposits                           199        199         99         99
  Accrued interest receivable 1,800                 1,800      1,327      1,327
Financial Liabilities:
  Deposit liabilities                             170,467    172,194    131,167    131,491
  Convertible debentures plus accrued interest      7,299      7,299       --         --
--------------------------------------------------------------------------------------------

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Securities. The estimated fair value of securities held to maturity are based on quoted market prices. The carrying value of the Federal Reserve Bank stock approximated fair value since these securities do not present credit concerns and are redeemable at cost. Loans Receivable. The estimated fair value of variable rate loans that reprice frequently and have no significant change in credit risk approximates their carrying values. For fixed-rate loans (one-to-four family residential, commercial real estate and commercial loans), estimated fair value is based on a discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Management can make no assurance that its perception and quantification of credit risk would be viewed in the same manner as that of a potential investor. Therefore, changes in any of management's assumptions could cause the fair value estimates of loans to deviate substantially.

         Deposits. The estimated fair value of deposits with no stated maturity, such as savings, money market, checking and noninterest-bearing demand deposit accounts approximates carrying value. The estimated fair value of certificates of deposit are based on the discounted value of their contractual cash flows. The discount rate used in the present value computation was estimated by comparison to current interest rates offered by the Bank for certificates of deposit with similar remaining maturities.

         Convertible Debentures. The estimated fair value of the convertible debentures and related accrued interest is based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to the Holding Company's incremental borrowing rates for a similar arrangement. Such rate was estimated to approximate the stated interest rate of the debentures.

         All Other Financial Assets and Liabilities. The carrying value of cash and due from banks, Federal funds sold, short-term investments and accrued interest receivable approximated fair value since these instruments are payable on demand or have short-term maturities.

         Off-Balance Sheet  Instruments.  The carrying amounts of commitments to
         lend  at  December  31,  1998  and  1997  were  not   significant   and
         approximated estimated fair value.

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

20.     Holding Company Financial Information

                            Condensed Balance Sheets
                                                    At December 31,
                                                    ---------------
($ in thousands)                                    1998      1997
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $    44   $   223
Short-term investments                             4,123     7,276
                                                   -----     -----
   Total cash and cash equivalents                 4,167     7,499
Interest-bearing deposits                            100      --
Loans receivable (net of allowance for loan
    loss reserves of $55 at December 31, 1998)    10,729       752
Investment in subsidiary                          11,081     9,399
Deferred debenture offering costs                    522      --
All other assets                                     544        25
--------------------------------------------------------------------------------
Total assets                                     $27,143   $17,675
--------------------------------------------------------------------------------
LIABILITIES
Convertible debentures                           $ 7,000   $  --
Accrued interest on convertible debentures           299      --
All other liabilities                                300        55
--------------------------------------------------------------------------------
Total liabilities                                  7,599        55
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common stock and paid-in capital                  16,273    15,784
Retained earnings                                  3,271     1,836
--------------------------------------------------------------------------------
Total stockholders' equity                        19,544    17,620
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity       $27,143   $17,675
--------------------------------------------------------------------------------



                        Condensed Statements of Earnings


                                            For the Year Ended
                                            ------------------
                                               December 31,
                                               ------------
($ in thousands)                               1998     1997
--------------------------------------------------------------------------------
Interest income                              $  993   $  234
Interest expense                                319     --
Net interest income                             674      234
Provision for loan loss reserves                 55     --
Noninterest income                              109       30
Noninterest expense                             197       98
                                                ---       --
Earnings before income taxes                    531      166
Income taxes                                    245       74
                                                ---       --
Net earnings before earnings of subsidiary      286       92
Earnings of subsidiary                        1,149      752
--------------------------------------------------------------------------------
Net earnings                                 $1,435   $  844
--------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

20.      Holding Company Financial Information, Continued

                       Condensed Statements of Cash Flows
                                                                                     For the Year Ended
                                                                                     ------------------
                                                                                         December 31,
                                                                                         ------------
($ in thousands)                                                                       1998        1997
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net earnings                                                                       $  1,435    $    844
Adjustments  to  reconcile  net  earnings  to net  cash  provided  by  operating activities:
Equity in undistributed earnings of subsidiary                                       (1,149)       (752)
Provision for loan loss reserves                                                         55        --
Deferred income tax benefit                                                             (45)       --
Compensation expense related to Class B warrants issued                                  43        --
(Increase) decrease in accrued interest receivable and other assets                    (410)         24
Accrued interest expense on debentures                                                  299        --
All other                                                                                59         (75)
----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                               287          41
----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase in interest-earning deposits                                                  (100)       --
Investment in preferred stock of subsidiary                                            (500)       --
Investment in common stock of subsidiary                                               --        (1,000)
Net (increase) decrease in loans receivable                                         (10,032)        478
----------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                               (10,632)       (522)
----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in mortgage escrow funds                                                   142          12
Proceeds from sale of convertible debentures                                          6,457        --
Proceeds from exercise of common stock warrants                                         414        --
Proceeds from issuance of common stock, net of issuance costs                          --         6,720
----------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                             7,013       6,732
----------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                 (3,332)      6,251
Cash and cash equivalents at beginning of year                                        7,499       1,248
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $  4,167    $  7,499
----------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
   Income taxes                                                                    $    200    $    150
Noncash transactions:
   Compensation related to warrants                                                      43        --
   Interest on convertible debentures                                                   299        --
   Issuance of common stock in exchange for common
     stock of minority stockholders of subsidiary                                      --           309
----------------------------------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

21.      Quarterly Financial Data (Unaudited)

         The following is a summary of the consolidated statements of earnings by quarter:

                                           For the Year Ended December 31, 1998
                                           ------------------------------------
                                            First     Second    Third     Fourth
($ in thousands, except per share amounts) Quarter   Quarter   Quarter   Quarter
--------------------------------------------------------------------------------
Interest and dividend income                $2,892   $3,075   $3,420   $3,547
Interest expense                             1,838    1,975    2,192    2,292
                                             -----------------------------------
Net interest and dividend income             1,054    1,100    1,228    1,255
Provision for loan loss reserves               100      130      127      122
                                             -----------------------------------
Net interest and dividend income after
    provision for loan loss reserves           954      970    1,101    1,133
Noninterest income                              65       85       71      128
Noninterest expense                            509      527      518      579
                                             -----------------------------------
Earnings before income taxes                   510      528      654      682
Income taxes                                   202      203      261      273
--------------------------------------------------------------------------------
Net earnings                                $  308   $  325   $  393   $  409
--------------------------------------------------------------------------------
Basic earnings per share                    $  .13   $  .13   $  .16   $  .16
Diluted earnings per share                  $  .09   $  .10   $  .13   $  .14
--------------------------------------------------------------------------------


                                            For the Year Ended December 31, 1997
                                            ------------------------------------
                                            First     Second    Third     Fourth
($ in thousands, except per share amounts) Quarter   Quarter   Quarter   Quarter
--------------------------------------------------------------------------------
Interest and dividend income                $2,085   $2,219   $2,337   $2,706
Interest expense                             1,309    1,379    1,480    1,726
                                             -----------------------------------
Net interest and dividend income               776      840      857      980
Provision for loan loss reserves                92       92       82       86
                                             -----------------------------------
Net interest and dividend income after
    provision for loan loss reserves           684      748      775      894
Noninterest income                              31       37       28       40
Noninterest expense                            461      479      467      499
                                             -----------------------------------
Earnings before income taxes                   254      306      336      435
Income taxes                                    94      119      121      153
--------------------------------------------------------------------------------
Net earnings                                $  160   $  187   $  215   $  282
--------------------------------------------------------------------------------
Basic earnings per share                    $  .10   $  .11   $  .13   $  .15
Diluted earnings per share                  $  .09   $  .09   $  .11   $  .12
--------------------------------------------------------------------------------

                Intervest Bancshares Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

22.     Year 2000 Issue

         The Company is aware of the many areas affected by the Year 2000 computer issue, as addressed by the Federal Financial Institutions Examination Council in its interagency statement, which provided an outline for institutions to effectively manage the Year 2000 challenges. The Board of Directors has approved a Year 2000 plan, which includes multiple phases, tasks to be completed and target dates for completion. Issues addressed therein include awareness, assessment, renovation, validation, implementation, testing and contingency planning.

         The Company has formed a Year 2000 committee that is charged with the oversight of completing the Year 2000 project on a timely basis. The Company has completed its awareness, assessment and renovation phases and is actively involved in validating and implementing its plan. At the present time, the Company is into its testing phase and anticipates that this phase will be substantially completed by March 31, 1999. The Company has determined that the costs of making modifications to correct any Year 2000 issues will not materially affect reported operating results.

         The Company recognizes the importance of determining that its borrowers are facing the Year 2000 problem in a timely manner to avoid deterioration of the loan portfolio solely due to this issue. All material relationships have been identified and questionnaires have been completed to assess the inherent risks. Deposit customers have received statement stuffers and informational material in this regard. The Company plans to work on a one-on-one basis with any borrower who has been identified as having high Year 2000 risk exposure.

         Although management believes that the Company will not incur material costs associated with the Year 2000 issue, there can be no assurances that all hardware and software that the Company will use will be Year 2000 compliant. Management cannot predict the amount of financial difficulties it may incur due to customers and vendors inability to perform according to their agreements with the Company or the effects that other third parties may cause as a result of this issue. Therefore, there can be no assurance that the failure or delay of others to address the Year 2000 issue or that the costs involved in such process will not have a material adverse effect on the Company's business, financial condition, and results of operations.

         The Company's contingency plans relative to Year 2000 issues have not been finalized. These plans are evolving as the testing of systems proceeds. During the testing phase, management will determine if it is necessary to develop a "worst case scenario" contingency plan. Based on testing results to date, the Company's mission critical systems have been deemed to be Year 2000 compliant and, therefore, a contingency plan has not been developed with respect to those systems. With regards to non-mission critical internal systems, the Company's contingency plans are to replace those systems that test as being noncompliant. Alternatively, some systems could be handled manually on an interim basis. Should outside service providers not be able to provide compliant systems, the Company will terminate those relationships and transfer to Year 2000 compliant vendors. It is anticipated that the Company's deposit customers will have increased demands for cash in the latter part of 1999 and correspondingly, the Company will maintain its liquidity levels to meet any increased demand.

                        INTERVEST BANCSHARES CORPORATION





                    2,554,468 shares of Class A Common Stock
                                      and
                     195,000 shares of Class B Common Stock
                       issuable upon exercise of warrants
                                      and
                     749,034 shares of Class A Common Stock
                     issuable upon conversion of debentures






                                 --------------

                                   PROSPECTUS
                                 --------------





No dealer, salesman or any other person is authorized to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                ----------------

               TABLE OF CONTENTS

                                             Page
Available Information.......................  2
Prospectus Summary..........................  3
Investment Considerations and Risk
  Factors...................................  6
Use of Proceeds.............................  8
Market for Securities.......................  8
Dividends...................................  9
Capitalization.............................. 10
Selected Financial Data..................... 11
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations................. 12
Business.................................... 29
Supervision and Regulation.................. 33
Management.................................. 37
Security Ownership of Certain
   Beneficial Owners and Management......... 41
Description of Securities................... 42
Plan of Distribution........................ 48
Legal Matters............................... 49
Experts..................................... 49
Index to Financial Statements............... F-1

PART II

                     Information Not Required In Prospectus

Item 24.        Indemnification of Directors and Officers.
--------        ------------------------------------------

         Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

Item 25.        Other Expenses of Issuance and Distribution.
--------        --------------------------------------------

         The following table sets forth the estimated cost and expenses to be borne by the company in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts. All amounts except the registration fee are estimates.


Registration Fee                     $
Printing and Engraving expenses        2,000
Accounting fees and expenses           5,000
Legal fees and expenses               15,000
Blue Sky fees and expenses             7,000
Transfer Agents and Registrar fees      --
Miscellaneous                         11,000
                                      ------
        Total                        $40,000
-----------------------------------

Item 26.        Recent Sales of Unregistered Securities.
--------        ----------------------------------------

         Unregistered Warrants related to a total of 188,700 shares of Class A Common Stock were issued to officers, directors and employees of the Company and the Bank in 1996. In addition, in 1996 the Company authorized the issuance of a warrant to purchase 150,000 shares of Class B Common Stock to an executive officer of the Company. These warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof. All of the foregoing warrants and the shares of Class A Common Stock issuable upon their exercise are included in this Registration Statement.

Item 27.        Exhibits.
--------        ---------

Exhibit Number  Description of Exhibit

3.1             Restated Certificate of Incorporation of the Company1

3.2             Bylaws of the Company1

4.1             Form of Certificate for Shares of Class A Common Stock2

4.2             Form of Certificate for Shares of Class B Common Stock2

4.3             Form of Warrant for Class A Common Stock1

4.4             Form of Warrant Agreement between the Company and the Bank of New York1

4.5             Form of Indenture between the Company and The Bank of New York, as Trustee3

5.1             Opinion of Harris Beach & Wilcox, LLP

24.1            Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach & Wilcox, LLP, filed as Exhibit 5.1

24.2            Consent of Hacker, Johnson, Cohen & Grieb

----------------------

1        Incorporated  by  reference  from  Amendment  No.  1 to  the  Company's
         Registration Statement on Form SB-2 (No. 333-33419), filed with the Commission on September 22, 1997.

2 Incorporated by reference from Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 33-82246), filed with the Commission on September 15, 1994.

3 Incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-50113), filed with the Commission on April 15, 1998.

Item 28.        Undertakings.
--------        -------------

(a)     The undersigned registrant hereby undertakes:

         (i)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement;

         (ii) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (v)      That,  for  purposes  of  determining   liability   under  the
                  Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (vi). To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

         1. For determining any liability under the Securities Act, treat any information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a Form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

Signatures

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this form and has caused this Registration Statement or Amendment to be signed on behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of June, 1999.

INTERVEST BANCSHARES CORPORATION
(Registrant)

By: /s/ Lowell S. Dansker                        Date:         June 30, 1999
    ----------------------                                     -------------
   Lowell S. Dansker, President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

Chairman of the Board, Executive Vice President and Director:

By: /s/ Jerome Dansker                                  Date:           June 30, 1999
    ----------------------------                             --------------------------
        Jerome Dansker

President, Treasurer and Director
(Principal Executive, Financial and Accounting Officer):

By: /s/ Lowell S. Dansker                               Date:           June 30, 1999
    ----------------------------                             --------------------------
        Lowell S. Dansker

Vice President, Secretary and Director:

By: /s/ Lawrence G. Bergman                             Date:           June  30, 1999
    ----------------------------                             --------------------------
        Lawrence G. Bergman

Directors:

By:                                                     Date:
    ----------------------------                             --------------------------
           Michael A. Callen

By: /s/ Milton F. Gidge                                 Date:           June  30, 1999
    ----------------------------                             --------------------------
           Milton F. Gidge

By: /s/ Wayne F. Holly                                  Date:           June  30, 1999
    ----------------------------                             --------------------------
           Wayne F. Holly

By: /s/ Edward J. Merz                                  Date:           June  30, 1999
    ----------------------------                             --------------------------
           Edward J. Merz

By: /s/ Thomas E. Willett                               Date:           June 30, 1999
    ----------------------------                             --------------------------
           Thomas E. Willett

By: /s/ David J. Willmott                               Date:           June 30, 1999
    ----------------------------                             --------------------------
           David J. Willmott

By: /s/ Wesley T. Wood                                  Date:           June  30, 1999
    ----------------------------                             --------------------------
           Wesley T. Wood

                                      II-4

                                  EXHIBIT INDEX


Exhibit Number                                  Description of Exhibit
--------------                                  ----------------------

 5.1                                   Opinion of Harris Beach & Wilcox, LLP

24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach & Wilcox, LLP, filed as Exhibit 5.1

24.2                                   Consent of Hacker, Johnson, Cohen & Grieb